Exhibit 99.3
Item 8. Financial Statements and Supplementary Data
Index to Consolidated Financial Statements

Page

Management’s Report on Internal Control over Financial Reporting	2
Reports of Independent Registered Public Accounting Firm	3-4
Consolidated Balance Sheets as of August 31, 2009 and 2008	5
Consolidated Statements of Income for the years ended August 31, 2009, 2008, and 2007	6
Consolidated Statements of Cash Flows for the years ended August 31, 2009, 2008, and 2007	7
Consolidated Statements of Stockholders’ Equity and Comprehensive Income for the years ended August 31, 2009, 2008, and 2007	8-9
Notes to Consolidated Financial Statements	10- 45

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
ACUITY BRANDS, INC.
The management of Acuity Brands, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) promulgated under the Securities Exchange Act of 1934. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of August 31, 2009. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Based on this assessment, management believes that, as of August 31, 2009, the Company’s internal control over financial reporting is effective.
The Company’s independent registered public accounting firm has issued an audit report on their audit of the Company’s internal control over financial reporting. This report dated October 29, 2009 appears on page 4 of this report.

/s/ VERNON J. NAGEL	/s/ RICHARD K. REECE

Vernon J. Nagel	Richard K. Reece
Chairman, President, and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Acuity Brands, Inc.
We have audited the accompanying consolidated balance sheets of Acuity Brands, Inc. as of August 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended August 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Acuity Brands, Inc. at August 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended August 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in section “Pronouncements Retrospectively Adopted” of Note 3 and section “Earnings Per Share” of Note 6 to the financial statements, the Company has retrospectively adjusted its consolidated financial statements to reflect the presentation and disclosure requirements of Financial Accounting Standards Board Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Acuity Brands, Inc.’s internal control over financial reporting as of August 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated October 29, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Atlanta, Georgia
October 29, 2009, except for the retrospective adjustment
as discussed in section “Pronouncements Retrospectively
Adopted” of Note 3 and section “Earnings Per Share” of
Note 6, and Note 16 related to the supplemental guarantor
condensed consolidating financial statements, as to which
the date is June 30, 2010

Report of Independent Registered Public Accounting Firm on Internal Control
Over Financial Reporting
The Board of Directors and Stockholders
Acuity Brands, Inc.
We have audited Acuity Brands, Inc.’s internal control over financial reporting as of August 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Acuity Brands, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Acuity Brands, Inc. maintained, in all material respects, effective internal control over financial reporting as of August 31, 2009, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Acuity Brands, Inc. as of August 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended August 31, 2009 of Acuity Brands, Inc. and our report dated October 29, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Atlanta, Georgia
October 29, 2009

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)

	August 31
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$18,683	$297,096
Accounts receivable, less reserve for doubtful accounts of $1,888 at August 31, 2009 and $1,640 at August 31, 2008	227,371	268,971
Inventories	140,797	145,725
Deferred income taxes	16,710	18,251
Prepayments and other current assets	19,339	26,104

Total Current Assets	422,900	756,147

Property, Plant, and Equipment, at cost:
Land	7,273	9,501
Buildings and leasehold improvements	111,810	126,450
Machinery and equipment	334,725	334,641

Total Property, Plant, and Equipment	453,808	470,592
Less — Accumulated depreciation and amortization	307,979	309,086

Property, Plant, and Equipment, net	145,829	161,506

Other Assets:
Goodwill	510,563	342,306
Intangible assets	184,826	129,319
Deferred income taxes	2,626	2,226
Defined benefit plan intangible assets	—	1,078
Other long-term assets	23,859	16,109

Total Other Assets	721,874	491,038

Total Assets	$1,290,603	$1,408,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$209,535	$159,983
Accounts payable	162,299	205,776
Accrued compensation	35,309	67,463
Accrued pension liabilities, current	1,235	1,252
Other accrued liabilities	67,711	84,768

Total Current Liabilities	476,089	519,242
Long-Term Debt	22,047	203,953

Accrued Pension Liabilities, less current portion	51,125	26,686

Deferred Income Taxes	12,962	23,983

Self-Insurance Reserves, less current portion	8,792	8,853

Other Long-Term Liabilities	47,448	50,428

Commitments and Contingencies (see Note 8)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 49,851,316 issued and 42,433,143 outstanding at August 31, 2009; and 49,689,408 issued and 40,201,708 outstanding at August 31, 2008	499	497
Paid-in capital	647,211	626,435
Retained earnings	404,169	366,904
Accumulated other comprehensive loss	(57,423)	(22,819)
Treasury stock, at cost, 7,418,173 shares at August 31, 2009 and 9,487,700 shares at August 31, 2008	(322,316)	(395,471)

Total Stockholders’ Equity	672,140	575,546

Total Liabilities and Stockholders’ Equity	$1,290,603	$1,408,691

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share data)

	Years Ended August 31,
	2009	2008	2007
Net Sales	$1,657,404	$2,026,644	$1,964,781
Cost of Products Sold	1,022,308	1,210,849	1,220,466

Gross Profit	635,096	815,795	744,315
Selling, Distribution, and Administrative Expenses	454,606	540,097	521,892
Special Charge	26,737	14,638	—

Operating Profit	153,753	261,060	222,423
Other Expense (Income):
Interest expense, net	28,542	28,415	29,851
Miscellaneous expense (income), net	(2,112)	2,095	(1,614)

Total Other Expense	26,430	30,510	28,237

Income from Continuing Operations before Provision for Income Taxes	127,323	230,550	194,186
Provision for Income Taxes	42,126	81,918	65,499

Income from Continuing Operations	85,197	148,632	128,687
Income (Loss) from Discontinued Operations	(288)	(377)	19,367

Net Income	$84,909	$148,255	$148,054

Earnings Per Share:
Basic Earnings per Share from Continuing Operations	$2.05	$3.58	$2.96
Basic Earnings (Loss) per Share from Discontinued Operations	(0.01)	(0.01)	0.45

Basic Earnings per Share	$2.04	$3.57	$3.41

Basic Weighted Average Number of Shares Outstanding	40,781	40,655	42,585

Diluted Earnings per Share from Continuing Operations	$2.01	$3.51	$2.89
Diluted Earnings (Loss) per Share from Discontinued Operations	(0.01)	(0.01)	0.44

Diluted Earnings per Share	$2.00	$3.50	$3.33

Diluted Weighted Average Number of Shares Outstanding	41,521	41,481	43,617

Dividends Declared per Share	$0.52	$0.54	$0.60

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended August 31,
	2009	2008	2007
Cash Provided by (Used for) Operating Activities:
Net income	$84,909	$148,255	$148,054
Less: Income (Loss) from Discontinued Operations	(288)	(377)	19,367

Income from Continuing Operations	85,197	148,632	128,687
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	35,736	33,840	31,348
Excess tax benefits from share-based payments	(381)	(5,022)	(15,360)
Loss (gain) on the sale of property, plant, and equipment	43	177	(845)
Impairments of property, plant, and equipment	1,558	—	—
Deferred income taxes	(388)	2,573	2,534
Other non-cash items	10,226	5,355	8,958
Change in assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	43,165	26,573	(2,352)
Inventories	10,284	811	17,678
Prepayments and other current assets	12,208	12,749	(5,120)
Accounts payable	(44,416)	(4,626)	707
Other current liabilities	(62,528)	(10,903)	45,621
Other	2,026	11,644	(3,151)

Net Cash Provided by Operating Activities	92,730	221,803	208,705

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(21,248)	(27,166)	(31,457)
Proceeds from the sale of property, plant, and equipment	183	198	1,618
Acquisitions	(162,081)	(3,500)	(43,523)

Net Cash Used for Investing Activities	(183,146)	(30,468)	(73,362)

Cash Provided by (Used for) Financing Activities:
Repayments of long-term debt	(162,395)	(8)	—
Employee stock purchase plan issuances	265	509	741
Stock options exercised	2,773	4,039	25,756
Repurchases of common stock	—	(155,650)	(44,963)
Excess tax benefits from share-based payments	381	5,022	15,360
Dividend received from Zep	—	58,379	—
Dividends paid	(21,634)	(22,466)	(26,359)

Net Cash Used for Financing Activities	(180,610)	(110,175)	(29,465)

Cash flows from Discontinued Operations:
Net Cash (Used for) Provided by Operating Activities	(288)	4,250	31,442
Net Cash Used for Investing Activities	—	(410)	(5,121)
Net Cash Used for Financing Activities	—	(2,333)	(647)

Net Cash Provided by (Used for) Discontinued Operations	(288)	1,507	25,674

Effect of Exchange Rate Changes on Cash	(7,099)	755	1,602

Net Change in Cash and Cash Equivalents	(278,413)	83,422	133,154
Cash and Cash Equivalents at Beginning of Year	297,096	213,674	80,520

Cash and Cash Equivalents at End of Year	$18,683	$297,096	$213,674

Supplemental Cash Flow Information:
Income taxes paid during the year	$40,529	$84,381	$51,356
Interest paid during the year	29,057	34,847	34,304
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
(In thousands, except share and per-share data)

					Accumulated Other
					Comprehensive
					Income (Loss) Items
	Compre-					Currency
	hensive	Common	Paid-in	Retained	Pension	Translation	Treasury
	Income	Stock	Capital	Earnings	Liability	Adjustment	Stock	Total
Balance, August 31, 2006		$481	$560,973	$192,155	$(21,848)	$5,356	$(194,858)	$542,259
Comprehensive income:
Net income	$148,054	—	—	148,054	—	—	—	148,054
Other comprehensive income (loss):
Foreign currency translation adjustment (net of tax expense of $0)	4,550	—	—	—	—	4,550	—	4,550
Minimum pension liability adjustment (net of tax of $6,415)	11,404	—	—	—	11,404	—	—	11,404

Other comprehensive income	15,954

Comprehensive income	$164,008

Impact of adopting SFAS 158 (net of tax of $5,015)					(8,975)			(8,975)
Amortization, issuance, and forfeitures of restricted stock grants		(1)	8,884	—	—	—	—	8,883
Employee Stock Purchase Plan issuances		—	741	—	—	—	—	741
Cash dividends of $0.60 per share paid on common stock		—	—	(26,359)	—	—	—	(26,359)
Stock options exercised		13	25,743	—	—	—	—	25,756
Repurchases of common stock		—	—	—	—	—	(49,707)	(49,707)
Tax effect on stock options and restricted stock		—	15,360	—	—	—	—	15,360

Balance, August 31, 2007		$493	$611,701	$313,850	$(19,419)	$9,906	$(244,565)	$671,966
Comprehensive income:
Net income	$148,255	—	—	148,255	—	—	—	148,255
Other comprehensive income (loss):
Foreign currency translation adjustment (net of tax expense of $0)	5,012	—	—	—	—	5,012	—	5,012
Minimum pension liability adjustment (net of tax of $2,457)	(6,508)	—	—	—	(6,508)	—	—	(6,508)

Other comprehensive loss	(1,496)

Comprehensive income	$146,759

Impact of spin-off of specialty products		—	—	(71,553)	—	(11,810)	—	(83,363)
Impact of adopting FIN 48		—	—	(1,182)	—	—	—	(1,182)
Amortization, issuance, and forfeitures of restricted stock grants		2	5,166	—	—	—	—	5,168
Employee Stock Purchase Plan issuances		—	509	—	—	—	—	509
Cash dividends of $0.54 per share paid on common stock		—	—	(22,466)	—	—	—	(22,466)
Stock options exercised		2	4,037	—	—	—	—	4,039
Repurchases of common stock		—	—	—	—	—	(150,906)	(150,906)
Tax effect on stock options and restricted stock		—	5,022	—	—	—	—	5,022

Balance, August 31, 2008		$497	$626,435	$366,904	$(25,927)	$3,108	$(395,471)	$575,546

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME — (Continued)
(In thousands, except share and per-share data)

					Accumulated Other
					Comprehensive
					Income (Loss) Items
	Compre-					Currency
	hensive	Common	Paid-in	Retained	Pension	Translation	Treasury
	Income	Stock	Capital	Earnings	Liability	Adjustment	Stock	Total
Comprehensive income:
Net income	$84,909	—	—	84,909	—	—	—	84,909
Other comprehensive income (loss):
Foreign currency translation adjustment (net of tax expense of $0)	(18,474)	—	—	—	—	(18,474)	—	(18,474)
Pension liability adjustment (net of tax of $9,169)	(16,130)	—	—	—	(16,130)	—	—	(16,130)

Other comprehensive loss	(34,604)

Comprehensive income	$50,305

SFAS 158 adjustment (net of tax of $289)		—	—	(454)	—	—	—	(454)
Common Stock reissued from Treasury Shares for acquisition of businesses		—	7,175	(25,556)	—	—	73,155	54,774
Amortization, issuance, and forfeitures of restricted stock grants		1	10,182	—	—	—	—	10,183
Employee Stock Purchase Plan issuances		—	265	—	—	—	—	265
Cash dividends of $0.52 per share paid on common stock		—	—	(21,634)	—	—	—	(21,634)
Stock options exercised		1	2773	—	—	—	—	2,774
Repurchases of common stock		—	—	—	—	—	—	—
Tax effect on stock options and restricted stock		—	381	—	—	—	—	381

Balance, August 31, 2009		$499	$647,211	$404,169	$(42,057)	$(15,366)	$(322,316)	$672,140

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ACUITY BRANDS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except share and per-share data and as indicated)
Note 1: Description of Business and Basis of Presentation
Acuity Brands, Inc. (“Acuity Brands”) is the parent company of Acuity Brands Lighting, Inc. formerly known as Acuity Lighting Group, Inc. and other subsidiaries (collectively referred to herein as “the Company”). The Company designs, produces, and distributes a broad array of indoor and outdoor lighting fixtures and related products, including lighting controls, and services for commercial and institutional, industrial, infrastructure, and residential applications for various markets throughout North America and select international markets. The Company has one operating segment.
Acuity Brands completed the spin-off of its specialty products business (the “Spin-off”), Zep Inc. (“Zep”) on October 31, 2007, by distributing all of the shares of Zep common stock, par value $.01 per share, to the Company’s stockholders of record as of October 17, 2007. The Company’s stockholders received one Zep share, together with an associated preferred stock purchase right, for every two shares of the Company’s common stock they owned. Stockholders received cash in lieu of fractional shares for amounts less than one full Zep share.
As a result of the Spin-off, the Company’s financial statements have been prepared with the net assets, results of operations, and cash flows of the specialty products business presented as discontinued operations. All historical statements have been restated to conform to this presentation. Refer to Note 2 — Discontinued Operations.
The Consolidated Financial Statements have been prepared by the Company in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and present the financial position, results of operations, and cash flows of Acuity Brands and its wholly-owned subsidiaries.
Note 2: Discontinued Operations
As described in Note 1 — Description of Business and Basis of Presentation, the Company completed the Spin-off of the specialty products business on October 31, 2007.
A summary of the operating results for the discontinued operations is as follows:

	Years Ended August 31,
	2009	2008	2007
Net Sales	$—	$97,755	$565,887

Income before Provision for Income Taxes	$—	$2,946	$33,701
Provision for Income Taxes	288	3,323	14,334

Net Income (Loss) from Discontinued Operations	$(288)	$(377)	$19,367

The loss from discontinued operations for fiscal 2009 was $0.3 million, a decrease of $0.1 million from the prior-year loss and relates to tax adjustments associated with pre-spin activities.
In conjunction with the Spin-off, Acuity Brands and Zep entered into various agreements that address the allocation of assets and liabilities between them and that define their relationship after the separation, including a distribution agreement, a tax disaffiliation agreement, an employee benefits agreement, and a transition services agreement. Pursuant to the distribution agreement, Zep drew on its financing arrangements and paid a $62.5 million dividend to the Company, which was subject to adjustment based on the actual cash flow performance of Zep prior to the Spin-off. A dividend adjustment of approximately

$4 million plus interest was disbursed to Zep by the Company during the third quarter of fiscal 2008 resulting in a reduction of the dividend received from Zep. Information regarding guarantees and indemnities related to the Spin-off are included in Note 8 — Commitments and Contingencies.
Note 3: Summary of Significant Accounting Policies
     Principles of Consolidation
The Consolidated Financial Statements include the accounts of Acuity Brands and its wholly-owned subsidiaries after elimination of significant intercompany transactions and accounts.
     Revenue Recognition
The Company records revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the Company’s price to the customer is fixed and determinable, and collectability is reasonably assured. Delivery is not considered to have occurred until the customer assumes the risks and rewards of ownership. Customers take delivery at the time of shipment for terms designated free on board shipping point. For sales designated free on board destination, customers take delivery when the product is delivered to the customer’s delivery site. Provisions for certain rebates, sales incentives, product returns, and discounts to customers are recorded in the same period the related revenue is recorded. The Company also maintains one-time or on-going marketing and trade-promotion programs with certain customers that require the Company to estimate and accrue the expected costs of such programs. These arrangements include cooperative marketing programs, merchandising of the Company’s products, and introductory marketing funds for new products and other trade-promotion activities conducted by the customer. Costs associated with these programs are reflected within the Company’s Consolidated Statements of Income in accordance with Emerging Issues Task Force Issue No. 01-09: Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), which in most instances requires such costs be recorded as a reduction of revenue.
The Company provides for limited product return rights to certain distributors and customers primarily for slow moving or damaged items subject to certain defined criteria. The Company monitors product returns and records, at the time revenue is recognized, a provision for the estimated amount of future returns based primarily on historical experience and specific notification of pending returns. Although historical product returns generally have been within expectations, there can be no assurance that future product returns will not exceed historical amounts. A significant increase in product returns could have a material impact on the Company’s operating results in future periods.
For the Company’s turn key labor renovation and relight services, revenue is earned on installation services and lighting fixtures. Revenue is recognized for the service and fixtures in the period that the installation of the fixtures is completed.
     Use of Estimates
The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.
     Cash and Cash Equivalents
Cash in excess of daily requirements is invested in time deposits and marketable securities and is included in the accompanying balance sheets at fair value. Acuity Brands considers time deposits and marketable securities with an original maturity of three months or less when purchased to be cash equivalents.

     Accounts Receivable
The Company records accounts receivable at net realizable value. This value includes an allowance for estimated uncollectible accounts to reflect losses anticipated on accounts receivable balances. The allowance is based on historical write-offs, an analysis of past due accounts based on the contractual terms of the receivables, and economic status of customers, if known. Management believes that the allowance is sufficient to cover uncollectible amounts; however, there can be no assurance that unanticipated future business conditions of customers will not have a negative impact on the Company’s results of operations.
     Concentrations of Credit Risk
Concentrations of credit risk with respect to receivables, which are typically unsecured, are generally limited due to the wide variety of customers and markets using Acuity Brands’ products, as well as their dispersion across many different geographic areas. Receivables from The Home Depot were approximately $30.2 million and $35.2 million at August 31, 2009 and 2008, respectively. No other single customer accounted for more than 10% of consolidated receivables at August 31, 2009. Additionally, net sales to The Home Depot accounted for approximately 11% of net sales of the Company in both fiscal 2009 and 2008 and 13% in fiscal 2007.
     Reclassifications
Certain prior-period amounts have been reclassified to conform to current year presentation.
     Inventories
Inventories include materials, direct labor, and related manufacturing overhead, are stated at the lower of cost (on a first-in, first-out or average cost basis) or market, and consist of the following:

	August 31,
	2009	2008
Raw materials, components, and supplies	$69,817	$66,919
Work in progress	11,913	12,508
Finished goods	70,305	76,470

	152,035	155,897
Less: Reserves	(11,238)	(10,172)

	$140,797	$145,725

     Goodwill and Other Intangibles
Summarized information for the Company’s acquired intangible assets is as follows:

	August 31, 2009		August 31, 2008
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Amortized intangible assets:
Patents and trademarks	$29,075	$(14,231)	$24,500	$(12,641)
Distribution network and customer relationships	89,683	(19,252)	56,400	(16,066)
Other	4,625	(1,087)	4,026	(513)

Total	$123,383	$(34,570)	$84,926	$(29,220)

Unamortized trade names	$96,013		$73,613

Through multiple acquisitions, the Company acquired intangible assets consisting primarily of trademarks associated with specific products with finite lives and distribution networks which are amortized over their estimated useful lives. Other acquired definite lived intangible assets consist primarily of patented technology, non-compete agreements, and customer relationships. Indefinite lived intangible assets consist of trade names that are expected to generate cash flows indefinitely. Significant estimates and assumptions were used to determine the fair value of these acquired intangible assets in accordance with U.S. GAAP. The current year increases in the gross carrying amounts for the acquired intangible assets were due to the Lighting Control and Design, Inc. (“LC&D”) and Sensor Switch, Inc. and related subsidiaries (“Sensor Switch”) (refer to Note 10 — Acquisitions). With regards to the LC&D acquisition, the weighted average useful life of the intangible assets with finite lives acquired by the Company was 12.8 years, which consisted of intangible assets related to distribution networks and customer relationships. In the acquisition of Sensor Switch, the Company acquired intangible assets with finite lives related to patented technology and distribution networks and customer relationships with weighted average useful lives of 12.0 and 19.9 years, respectively. The total weighted average useful life for these intangible assets acquired during the Sensor Switch acquisition was 18.9 years.
The Company recorded amortization expense of $5.4 million, $3.7 million and $3.2 million related to intangible assets with finite lives during fiscal 2009, 2008, and 2007, respectively. Amortization expense is expected to be approximately $6.4 million in both fiscal 2010 and 2011, $5.4 million in fiscal 2012, and $4.6 million in both fiscal 2013 and 2014. The decrease in expected amortization expense in fiscal 2012 is due to the completion of the amortization during fiscal 2011 of certain acquired patented technology assets. The decrease in fiscal 2013 is due to the completion of the amortization during fiscal 2012 of certain acquired customer relationships. Included in these amounts are the impact of incremental amortization expense for the December 31, 2008 acquisition of substantially all the assets and the assumption of certain liabilities of LC&D and the April 20, 2009 acquisition of Sensor Switch.
The changes in the carrying amount of goodwill during the year are summarized as follows:

Goodwill:
Balance as of August 31, 2008	$342,306
Acquisitions	169,662
Currency translation adjustments	(1,405)

Balance as of August 31, 2009	$510,563

The Company tests indefinite lived intangible assets and goodwill for impairment on an annual basis or more frequently as facts and circumstances change, as required by Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. The goodwill impairment test has two steps. The first step identifies potential impairments by comparing the fair value of a reporting unit with its carrying value, including goodwill. The fair values are determined based on a combination of valuation techniques including the expected present value of future cash flows, a market multiple approach, and a comparable transaction approach. If the fair value of a reporting unit exceeds the carrying value, goodwill is not impaired and the second step is not necessary. If the carrying value of a reporting unit exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying value. If the implied fair value of the goodwill is less than the carrying value, an impairment charge is recorded. The impairment test for unamortized trade names consists of comparing the fair value of the asset with its carrying value. The Company estimates the fair value of these unamortized trade names using a fair value model based on discounted future cash flows. If the carrying amount exceeds the measured fair value, an impairment loss would be recorded in the amount of the excess. In accordance with U.S. GAAP, significant assumptions were used in the determination of estimated fair value for both goodwill and indefinite lived intangible assets. Neither of the analyses resulted in an impairment charge during fiscal 2009, 2008, or 2007.

     Other Long-Term Assets
Other long-term assets consist of the following:

	August 31,
	2009	2008
Long-term investments(1)	$3,134	$5,078
Assets held for sale	3,989	3,989
Investments in nonconsolidating affiliates(2)	8,911	—
Miscellaneous	7,825	7,042

	$23,859	$16,109

(1)	Long-term investments — The Company maintains certain investments that generate returns that offset changes in certain liabilities related to deferred compensation arrangements. The investments primarily consist of marketable equity securities and fixed income securities, are stated at fair value, and are classified as trading in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Realized and unrealized gains and losses are included in the Consolidated Statements of Income and generally offset the change in the deferred compensation liability. The decrease since August 31, 2008 was due primarily to payments made to certain participants in these deferred compensation arrangements and a decrease in the market value of the assets.

(2)	Investments in nonconsolidating affiliates — The Company possesses an equity investment in an unconsolidated affiliate. This strategic investment represents less than a 20% ownership interest in the privately-held affiliate, and the Company does not maintain power over or control of the entity. The Company accounts for this investment using the cost method. Hence, the historical cost of the acquired shares represents the carrying value of the investment, and, due to several factors, it is impracticable to precisely determine the fair value of the investment, although the Company estimates that the fair value approximates the carrying value at August 31, 2009.
As of August 31, 2009, the Company reported assets held for sale of $9.6 million, which were comprised of $5.6 million in short-term assets and $4.0 million in long-term assets. The assets represent three properties that the Company intends to sell to third parties within one year, or, in certain circumstances, beyond one year as allowed by SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as the facilities have been deemed unnecessary to current operations.
     Other Long-Term Liabilities
Other long-term liabilities consist of the following:

	August 31,
	2009	2008
Deferred compensation and postretirement benefits other than pensions(1)	$33,680	$36,209
Postemployment benefit obligation(2)	387	387
FIN 48 Liability, including interest(3)	7,095	7,696
Deferred rent	2,820	3,324
Miscellaneous	3,466	2,812

	$47,448	$50,428

(1)	Deferred compensation and long-term postretirement benefits other than pensions — The Company maintains several non-qualified retirement plans for the benefit of eligible employees, primarily deferred compensation plans. The deferred compensation plans provide for elective deferrals of an eligible employee’s compensation and, in some cases, matching contributions by the Company. In addition, one plan provides for an automatic contribution by the Company of 3% of an eligible employee’s compensation. The Company maintains certain long-term investments that offset a portion of the deferred compensation liability. The Company maintains life insurance policies on certain current and former officers and other key employees as a means of satisfying a portion of these obligations.

(2)	Postemployment benefit obligation — SFAS No. 112, Employers’ Accounting for Postemployment Benefits, requires the accrual of the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. Acuity Brands’ accrual relates primarily to the liability for life insurance coverage for certain eligible employees.

(3)	The Company adopted FIN No. 48 — Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 effective September 1, 2007. See Note 11 to the Notes to Consolidated Financial Statements for more information.

     Shipping and Handling Fees and Costs
The Company includes shipping and handling fees billed to customers in Net Sales. Shipping and handling costs associated with inbound freight and freight between manufacturing facilities and distribution centers are generally recorded in Cost of Products Sold. Other shipping and handling costs are included in Selling, Distribution, and Administrative Expenses and totaled $86.8 million, $84.6 million, and $83.3 million in fiscal 2009, 2008, and 2007, respectively.
     Share-Based Compensation
The Company accounts for share-based compensation under Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. SFAS No. 123(R) requires compensation cost relating to share-based payment transactions to be recognized in financial statements and that this cost be measured based on the estimated fair value of the equity or liability instrument issued. SFAS No. 123(R) also requires that forfeitures be estimated over the vesting period of the instrument. Effective September 1, 2005, the Company adopted SFAS No. 123(R) using the modified prospective method and applied it to the accounting for the Company’s stock options and restricted shares, and share units representing certain deferrals into the Director Deferred Compensation Plan or the Supplemental Deferred Savings Plan (see Note 7 — Share Based Payments of Notes to Consolidated Financial Statements for further discussion of these plans). Under the modified prospective method, share-based expense recognized after adoption includes: (a) share-based expense for all awards granted prior to, but not yet vested as of September 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and (b) share-based expense for all awards granted subsequent to September 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R).
Share-based expense includes expense related to restricted stock and options issued, as well as share units deferred into either the Director Deferred Compensation Plan or the Supplemental Deferred Savings Plan. The Company recorded $13.0 million, $12.0 million, and $11.1 million of share-based expense in continuing operations for the years ending August 31, 2009, 2008, and 2007, respectively. Amounts recorded for share-based expense in discontinued operations were $2.2 million for the fiscal year ended August 31, 2007. The total income tax benefit recognized in continuing operations for share-based compensation arrangements was $4.3 million, $4.7 million, and $3.9 million for the years ended August 31, 2009, 2008, and 2007, respectively. The total income tax benefit recognized for share-based compensation arrangements in discontinued operations was less than $1 million in fiscal 2007. The Company did not capitalize any expense related to share-based payments and has recorded share-based expense in Selling, Distribution, and Administrative Expenses. The Company accounts for any awards with graded vesting on a straight-line basis.
Excess tax benefits of $0.4 million, $5.0 million, and $15.4 million related to share-based compensation were included in financing activities in the Company’s Statements of Cash Flows for the years ended August 31, 2009, 2008, and 2007, respectively.
See Note 7 — Share-Based Payments of Notes to Consolidated Financial Statements for more information.
     Depreciation
For financial reporting purposes, depreciation is determined principally on a straight-line basis using estimated useful lives of plant and equipment (10 to 40 years for buildings and related improvements and 5 to 15 years for machinery and equipment) while accelerated depreciation methods are used for income tax purposes. Leasehold improvements are amortized over the life of the lease or the useful life of the improvement, whichever is shorter. Depreciation expense amounted to $29.6 million, $29.7 million, and $28.1 million during the fiscal 2009, 2008, and 2007, respectively.

     Research and Development
Research and development (“R&D”) costs, which are included in Selling, Distribution, and Administrative Expenses in the Company’s Consolidated Statements of Income, are expensed as incurred. Research and development expenses amounted to $20.8 million, $30.3 million, and $31.3 million during the fiscal 2009, 2008, and 2007, respectively. The decrease in the fiscal 2009 expense was due primarily to lower incentive compensation associated with R&D associates.
     Advertising
Advertising costs are expensed as incurred and are included within Selling, Distribution, and Administrative Expenses in the Company’s Consolidated Statements of Income. These costs totaled $8.7 million during fiscal 2009 and $7.6 million during fiscal 2008 and 2007, respectively.
     Service Arrangements with Customers
The Company maintains a service program with one of its retail customers that affords the Company certain in-store benefits, including lighting display maintenance. Costs associated with this program totaled $4.8 million, $5.1 million, and $5.4 million in fiscal 2009, 2008, and 2007, respectively. These costs have been included within the Selling, Distribution, and Administrative Expenses line item of the Company’s Consolidated Statements of Income in accordance with EITF Issue 01-09: Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).
     Foreign Currency Translation
The functional currency for the foreign operations of the Company is the local currency. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet dates and for revenue and expense accounts using a weighted average exchange rate each month during the year. The gains or losses resulting from the translation are included in Comprehensive Income in the Consolidated Statements of Stockholders’ Equity and Comprehensive Income and are excluded from net income.
Gains or losses relating to foreign currency items are included in Miscellaneous expense (income), net in the Consolidated Statements of Income and consisted of expense of $2.1 million, income of $2.3 million, and expense of $0.2 million in fiscal 2009, 2008, and 2007, respectively.
     Interest Expense, Net
Interest expense, net, is comprised primarily of interest expense on long-term debt, revolving credit facility borrowings, short-term borrowings, and loans collateralized by assets related to the Acuity Brands company-owned life insurance program, partially offset by interest income on cash and cash equivalents.
The following table summarizes the components of interest expense, net:

	Years Ended August 31,
	2009	2008	2007
Interest expense	$29,556	$34,749	$34,303
Interest income	(1,014)	(6,334)	(4,452)

Interest expense, net	$28,542	$28,415	$29,851

Interest expense, net related to discontinued operations was zero for fiscal 2009 and $0.3 million for both fiscal 2008 and 2007, respectively.

     Miscellaneous Expense (Income), Net
Miscellaneous expense (income), net, is composed primarily of gains or losses on foreign currency items and other non-operating items.
Accounting Standards Yet to Be Adopted
In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141R”). SFAS No. 141R changes accounting for business combinations through a requirement to recognize 100% of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity. Other requirements include capitalization of acquired in-process research and development assets, expensing, as incurred, acquisition-related transaction costs and capitalizing restructuring charges as part of the acquisition only if requirements of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, are met. SFAS No. 141R is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and is therefore effective for the Company beginning in fiscal 2010. The implementation of this guidance will affect the Company’s results of operations and financial position after its effective date only to the extent it completes applicable business combinations subsequent to the effective date, and therefore, the impact can not be determined at this time.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 establishes the economic entity concept of consolidated financial statements, stating that holders of a residual economic interest in an entity have an equity interest in the entity, even if the residual interest is related to only a portion of the entity. Therefore, SFAS No. 160 requires a noncontrolling interest to be presented as a separate component of equity. SFAS No. 160 also states that once control is obtained, a change in control that does not result in a loss of control should be accounted for as an equity transaction. The statement requires that a change resulting in a loss of control and deconsolidation is a significant event triggering gain or loss recognition and the establishment of a new fair value basis in any remaining ownership interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and is therefore effective for the Company beginning in fiscal 2010. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its results of operations and financial position.
In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162 (“SFAS No. 168”), which confirms that as of July 1, 2009, the FASB Accounting Standards Codification TM (“Codification”) is the single official source of authoritative, nongovernmental U.S. GAAP. All existing accounting standard documents are superseded, and all other accounting literature not included in the Codification is considered nonauthoritative. SFAS No. 168 is effective for interim and annual periods ending after September 15, 2009 and is therefore effective for the Company at the conclusion of the first quarter of 2010. While the Codification is not intended to change U.S. GAAP and, thus, not expected to have an effect on the Company’s financial condition, results of operations, or cash flows upon adoption, the Company is reviewing disclosures due to changes in references to U.S. GAAP literature.
Accounting Standards Adopted in Fiscal 2009
In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”), which establishes: the period after the balance sheet date during which an entity should evaluate events or transactions for potential recognition or disclosure in the financial statements; the circumstances under which an entity should recognize such events or transactions in its financial statements; and disclosures regarding such events or transactions and the date through which an entity has evaluated subsequent events.
The provisions of SFAS No. 165 were effective for financial statements issued for interim and annual periods ending after June 15, 2009 and were adopted by the Company on August 31, 2009. The Company determined, however, that SFAS No. 165 did not have an effect on the Company’s financial condition, results of operations, or cash flows upon adoption, as its guidance is substantially consistent with that previously applied by the Company.
In April 2009, the FASB issued FSP FAS No. 107-1 and Accounting Principles Board Opinion (“APB”) No. 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS No. 107-1 and APB 28-1”), which requires that the fair value of financial instruments be disclosed in an entity’s interim financial statements, as well as in annual financial statements. The provisions of FSP FAS No. 107-1 and APB 28-1 also require that fair value information be presented with the related carrying value and that the method and significant assumptions used to estimate fair value, as well as changes in method and significant assumptions, be disclosed.
The provisions of FSP FAS No. 107-1 and APB 28-1 were effective for interim periods ending after June 15, 2009 and were adopted by the Company on August 31, 2009. As the pronouncement only pertains to additional disclosures, the adoption had no effect on the Company’s financial condition, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies, at their election, to measure specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. The election, called the “fair value option,” will enable some companies to reduce the volatility in reported earnings caused by measuring related assets and liabilities differently, and it is easier than using the complex hedge-accounting requirements in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to achieve similar results. Subsequent changes in fair value for designated items will be required to be reported in earnings in the current period. SFAS No. 159 was effective for financial statements issued for fiscal years beginning after November 15, 2007 and was therefore effective for the Company beginning in fiscal 2009. The Company adopted SFAS No. 159 on September 1, 2008 and elected not to apply the fair value option, and therefore, the adoption did not have an impact on the Company’s results of operations or financial position.
In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”). SFAS No. 158 requires an employer to: (a) recognize in its statement of financial position the funded status of a benefit plan; (b) measure defined benefit plan assets and obligations as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise but are not recognized as components of net periodic benefit costs pursuant to prior existing guidance. The provisions governing recognition of the funded status of a defined benefit plan and related disclosures became effective and were adopted by the Company at the end of fiscal 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008, and was therefore effective for the Company in fiscal 2009. The change in measurement date to August 31 resulted in a reduction to retained earnings of approximately $0.5 million, net of tax.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 establishes a single authoritative definition of fair value, establishes a framework for measuring fair value, and expands disclosure requirements pertaining to fair value measurements. The provisions of SFAS No. 157 related to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis were effective for the Company on September 1, 2008. The adoption of these provisions of SFAS No. 157 did not have an impact on the Company’s consolidated financial statements. The provisions of SFAS No. 157 related to other nonfinancial assets and liabilities will be effective for the Company on September 1, 2009. The Company does not expect the adoption of these provisions to have a material impact on its results of operations and financial position.
Pronouncements Retrospectively Adopted
In June 2008, FASB issued FASB Staff Position (“FSP”) No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 was issued to clarify that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. FSP EITF 03-6-1 provided guidance on how to allocate earnings to participating securities and compute basic earnings per share (“EPS”) using the two-class method. The provisions of this standard were effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and were therefore adopted by the Company on September 1, 2009. The implementation of this guidance impacted the Company’s EPS calculation; thus, the EPS amounts for previously reported periods have been adjusted due to the retrospective adoption of this standard. The Company’s diluted EPS from continuing operations for the years ended August 31, 2009, 2008, and 2007, under this guidance are $2.01, $3.51, and $2.89, respectively, as compared to $2.04, $3.57, and $2.93 previously reported for these periods.
Note 4: Pension and Profit Sharing Plans
Acuity Brands has several pension plans, both qualified and non-qualified, covering certain hourly and salaried employees. Benefits paid under these plans are based generally on employees’ years of service and/or compensation during the final years of employment. Acuity Brands makes annual contributions to the plans to the extent indicated by actuarial valuations and required by ERISA or foreign regulatory requirements. Plan assets are invested primarily in equity and fixed income securities.
Effective August 31, 2007, the Company adopted the recognition and disclosure provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”).
Effective for fiscal 2009, the Company adopted the measurement date provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”). Prior to 2009, the Company measured the funded status of its plans as of May 31 of each year. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008, and is therefore effective for the Company in fiscal 2009. The change in measurement date to August 31 resulted in a reduction to retained earnings of approximately $0.5 million, net of tax.

The following tables reflect the status of Acuity Brands’ domestic (U.S. based) and international pension plans at August 31, 2009 and 2008. Activity related to the three-month gap period created by the change in valuation date from May 31 to August 31 is separately identified. The values of the below listed amounts were measured as of August 31, 2009 and August 31, 2008, respectively:

	Domestic Plans		International Plans
	August 31,		August 31,
	2009	2008	2009	2008
Change in Benefit Obligation:
Benefit obligation at beginning of year	$110,501	$110,788	$35,867	$37,551
Adjustments due to adoption of FAS 158 measurement date provisions:
Service cost during gap period	620	N/A	13	N/A
Interest cost during gap period	1,662	N/A	459	N/A
Benefits paid during gap period	(1,768)	N/A	(121)	N/A
Service cost	2,480	2,812	52	70
Interest cost	6,649	6,451	1,850	1,980
Actuarial loss (gain)	3,062	(2,977)	(1,093)	663
Curtailment	—	—	(11)	—
Plan Settlements	—	—	(141)	—
Benefits paid	(6,859)	(6,573)	(819)	(656)
Plan Amendments	409	—	—	—
Other	—	—	(3,850)	(3,741)

Benefit obligation at end of year	$116,756	$110,501	$32,206	$35,867

Change in Plan Assets:
Fair value of plan assets at beginning of year	$92,875	$96,190	$26,017	$29,734
Adjustments due to adoption of FAS 158 measurement date provisions:
Employer contributions during gap period	607	N/A	268	N/A
Benefits paid during gap period	(1,768)	N/A	(121)	N/A
Actual return on plan assets	(11,576)	237	(2.369)	(1,618)
Employer contributions	2,008	3,021	1,197	1,370
Plan Settlements	—	—	(141)	—
Benefits paid	(6,859)	(6,573)	(819)	(656)
Other	—	—	(2,719)	(2,813)

Fair value of plan assets at end of year	$75,287	$92,875	$21,313	$26,017

Funded status at end of year:
Funded Status	$(41,469)	$(17,625)	$(10,893)	$(10,110)
Employer contributions from measurement date to fiscal year end	N/A	607	N/A	268

Net amount recognized in Consolidated Balance Sheets	$(41,469)	$(17,018)	$(10,893)	$(9,842)

Amounts Recognized in the Consolidated Balance Sheets Consist of:
Non-current assets	$—	$1,078	$—	$—
Current liabilities	(1,199)	(1,176)	(37)	(76)
Non-current liabilities	(40,270)	(16,920)	(10,856)	(9,766)

Net amount recognized in Consolidated Balance Sheets	$(41,469)	$(17,018)	$(10,893)	$(9,842)

Accumulated Benefit Obligation	$115,582	$108,541	$29,794	$32,857

Amounts in accumulated other comprehensive income:
Prior service cost	$(785)	$(412)	$—	$—
Net actuarial loss	(50,525)	(28,039)	(13,771)	(12,340)

Amounts in Accumulated other comprehensive income	$(51,310)	$(28,451)	$(13,771)	$(12,340)

Estimated amounts that will be amortized from accumulated comprehensive income over the next fiscal year:
Prior service cost	$92	$29	$—	$—
Net actuarial loss	2,725	1,154	1,010	609

The fair value of plan assets associated with certain of the Company’s domestic defined benefit plans did not exceed those plans’ projected and accumulated benefit obligations in fiscal 2009 and 2008. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for domestic defined benefit pension plans with both projected and accumulated benefit obligations in excess of plan assets were, as of August 31, 2009, $116.8 million, $115.6 million, and $75.3 million, respectively. As of August 31, 2008, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for domestic defined benefit pension plans with both projected and accumulated benefit obligations in excess of plan assets were $90.1 million, $88.2 million, and $71.4 million, respectively. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for international defined benefit pension plans with both projected and accumulated benefit obligations in excess of plan assets were $32.2 million, $29.8 million, and $21.3 million, respectively, as of August 31, 2009, and $35.9 million, $32.9 million, and $26.0 million, respectively, as of August 31, 2008.
Components of net periodic pension cost for the fiscal years ended August 31, 2009, 2008, and 2007 included the following:

	Domestic Plans			International Plans
	2009	2008	2007	2009	2008	2007
Service cost	$2,480	$2,812	$2,420	$52	$70	$71
Interest cost	6,649	6,451	6,275	1,850	1,980	1,804
Expected return on plan assets	(7,432)	(8,058)	(7,099)	(1,772)	(2,292)	(1,777)
Amortization of prior service cost	29	24	26	—	—	—
Amortization of transitional asset	—	—	—	—	—	—
Recognized actuarial loss	1,154	884	1,051	552	373	599

Net periodic pension cost	$2,880	$2,113	$2,673	$682	$131	$697

Weighted average assumptions used in computing the benefit obligation are as follows:

	Domestic Plans		International Plans
	2009	2008	2009	2008
Discount rate	6.0%	6.3%	5.6%	5.7%
Rate of compensation increase	5.5%	5.5%	4.5%	4.7%
Weighted average assumptions used in computing net periodic benefit cost are as follows:

	Domestic Plans			International Plans
	2009	2008	2007	2009	2008	2007
Discount rate	6.3%	6.0%	6.3%	5.7%	5.4%	5.0%
Expected return on plan assets	8.3%	8.5%	8.5%	7.4%	7.4%	7.3%
Rate of compensation increase	5.5%	5.5%	5.5%	4.7%	4.1%	3.8%
It is the Company’s policy to adjust, on an annual basis, the discount rate used to determine the projected benefit obligation to approximate rates on high-quality, long-term obligations. The Company estimates that each 100 basis point increase in the discount rate would result in reduced net periodic pension cost of approximately $0.8 million for domestic plans. The Company’s discount rate used in computing the net periodic benefit cost for its domestic plans increased by 25 basis points in 2009, which contributed to the change in net periodic pension cost associated with those plans. The decrease in service costs associated with the higher discount rate was more than offset by a decrease in expected return on assets due primarily to lower asset balances. The discount rate used in computing the net periodic pension cost for the Company’s international plans increased 30 basis points in 2009 over the prior year, resulting in lower service and interest costs. This decrease was more than offset by a lower expected return on plan assets due primarily to lower asset balances, resulting in higher overall periodic benefit costs. The expected return on plan assets is derived from a periodic study of long-term historical rates of return on the various asset classes included in the Company’s targeted pension plan asset allocation. The Company estimates that each 100 basis point reduction in the expected return on plan assets would result in additional net periodic pension cost of $0.8 million and $0.2 million for domestic plans and international plans, respectively. The rate of compensation increase is also evaluated and is adjusted by the Company, if necessary, annually.
The Company’s investment objective for U.S. plan assets is to earn a rate of return sufficient to match or exceed the long-term growth of the Plans’ liabilities without subjecting plan assets to undue risk. The plan assets are invested primarily in high quality equity and debt securities. The Company conducts a periodic strategic asset allocation study to form a basis for the allocation of pension assets between various asset categories. Specific allocation percentages are assigned to each asset category with minimum and maximum ranges established for each. The assets are then managed within these ranges. During 2009, the U.S. targeted asset allocation was 55% equity securities, 40% fixed income securities, and 5% real estate securities. The Company’s investment objective for the international plan assets is also to add value by matching or exceeding the long-term growth of the Plans’ liabilities. During 2009, the international asset target allocation was 86% equity securities, 12% fixed income securities, and 2% real estate securities.
Acuity Brands’ pension plan asset allocation at August 31, 2009 and 2008 by asset category is as follows:

	% of Plan Assets
	Domestic Plans		International Plans
	2009	2008	2009	2008
Equity securities	52.8%	53.6%	85.8%	84.0%
Fixed income securities	43.0%	40.6%	12.6%	14.1%
Real estate	4.2%	5.8%	1.6%	1.9%

Total	100.0%	100.0%	100.0%	100.0%

The Company expects to contribute approximately $3.1 million and $1.1 million to its domestic and international defined benefit plans, respectively, during 2010. These amounts are based on the total contributions required during 2010 to satisfy current legal minimum funding requirements for qualified plans and estimated benefit payments for non-qualified plans.
Benefit payments are made primarily from funded benefit plan trusts. Benefit payments are expected to be paid as follows for the years ending August 31:

	Domestic	International
2010	$6,279	$501
2011	6,398	458
2012	6,548	524
2013	6,737	633
2014	6,985	744
2015-2019	40,073	4,821
Acuity Brands also has defined contribution plans to which both employees and the Company make contributions. The cost to Acuity Brands for these plans was $4.3 million in 2009, $5.5 million in 2008, and $5.5 million in 2007. Employer matching amounts are allocated in accordance with the participants’ investment elections for elective deferrals. At August 31, 2009, assets of the domestic defined contribution plans included shares of the Company’s common stock with a market value of approximately $5.1 million, which represented approximately 2.8% of the total fair market value of the assets in the Company’s domestic defined contribution plans.
Note 5: Debt and Lines of Credit
     Debt
The Company’s debt at August 31, 2009 and 2008 consisted of the following:

	August 31,
	2009	2008
6% public notes due February 2009 with an effective interest rate of 6.04%, net of unamortized discount of $17 in 2008	$—	$159,983
6% unsecured promissory note with quarterly principal payments; matures April 2012	27,605	—
8.375% public notes due August 2010 with an effective interest rate of 8.398%, net of unamortized discount of $23 in 2009 and $47 in 2008	199,977	199,953
Industrial revenue bond due 2021	4,000	4,000

	231,582	363,936
Less — Amounts payable within one year included in current liabilities	209,535	159,983

	$22,047	$203,953

Future annual principal payments of long-term debt are as follows for fiscal years ending August 31:

Amount
2010	$209,535
2011	10,144
2012	7,903
2013	—
2014	—
2015	—
Thereafter	4,000

$231,582

Acuity Brands and its principal operating subsidiary, Acuity Brands Lighting, Inc. (“ABL”) are the obligors of the $200 million public notes. Because the public notes trade infrequently, it is difficult to obtain an accurate fair market value of the notes. The fair value of the $200 million public notes is estimated to approximate $207.8 million at August 31, 2009, based on the discounted future cash flows using rates currently available for debt of similar terms and maturity. As of August 31, 2009, the public notes were guaranteed by the subsidiary, Acuity Brands Lighting, Inc. The guarantee of the subsidiary was full and unconditional and joint and several. Acuity Brands has no independent assets or operations (as defined by Regulation S-X 3-10(h)(5)), and each subsidiary of Acuity Brands, other than Acuity Brands Lighting, Inc., is “minor” (as defined by Regulation S-X 3-10(h)(6)). Furthermore, there are no significant restrictions on the ability of Acuity Brands or any guarantor to obtain funds from its subsidiaries by dividend or loan.
On April 20, 2009, ABL issued a three-year $30 million 6% unsecured promissory note to the sole shareholder of Sensor Switch, who continued as an employee of the Company upon completion of the acquisition, as partial consideration for the acquisition of Sensor Switch. Scheduled quarterly payments on the note began on July 1, 2009 with the last payment due April 1, 2012. The lender has certain rights to accelerate the promissory note should the Company refinance the $200 million public notes. The fair value of the $27.6 million outstanding balance, which represents the carrying value of the promissory note, is estimated to approximate $28.0 million at August 31, 2009, and is based on the discounted future cash flows using rates currently available for debt of similar terms and maturity.
The $4.0 million industrial revenue bond matures in 2021. The industrial revenue bond is a tax-exempt variable-rate instrument that resets on a weekly basis, and, therefore, the face amount of the bond approximates the fair value amount. The interest rates on the $4.0 million bond were approximately 0.5% and 1.9% at August 31, 2009 and 2008, respectively.
     Lines of Credit
On October 19, 2007, the Company executed a $250 million revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility matures in October 2012 and contains financial covenants including a minimum interest coverage ratio and a leverage ratio (“Maximum Leverage Ratio”) of total indebtedness to EBITDA (earnings before interest, taxes, depreciation and amortization expense), as such terms are defined in the Revolving Credit Facility agreement. These ratios are computed at the end of each fiscal quarter for the most recent 12-month period. The Revolving Credit Facility allows for a Maximum Leverage Ratio of 3.50, subject to certain conditions defined in the financing agreement. The Company was in compliance with all financial covenants and had no outstanding borrowings at August 31, 2009 under the Revolving Credit Facility. At August 31, 2009, the Company had additional borrowing capacity under the Revolving Credit Facility of $242.7 million under the most restrictive covenant in effect at the time, which represents the full amount of the Revolving Credit Facility less outstanding letters of credit of $7.3 million discussed below.
The Revolving Credit Facility bears interest at the option of the borrower based upon either (1) the higher of the JPMorganChase Bank prime rate and the federal funds effective rate plus 0.50%, or (2) the London Inter Bank Offered Rate (“LIBOR”) plus the Applicable Margin (a margin as determined by Acuity Brands’ leverage ratio). Based upon Acuity Brands’ leverage ratio, as defined in the Revolving Credit Facility agreement, the Applicable Margin was 0.41% as of both August 31, 2009 and 2008. During both fiscal 2009 and 2008, commitment fees were computed at a rate of approximately 0.1%, and commitment fees paid during each of those years were approximately $0.2 million.
At August 31, 2009, the Company had outstanding letters of credit totaling $11.5 million, primarily for the purpose of securing collateral requirements under the casualty insurance programs for Acuity Brands and for providing credit support for the Company’s industrial revenue bond. At August 31, 2009, a total of $7.3 million of the letters of credit were issued under the Revolving Credit Facility, thereby reducing the total availability under the facility by such amount.
None of the Company’s existing debt instruments, neither short-term nor long-term, include provisions that would require an acceleration of repayments based solely on changes in the Company’s credit ratings.
Note 6: Common Stock and Related Matters
     Stockholder Protection Rights Agreement
The Company’s Board of Directors has adopted a Stockholder Protection Rights Agreement (the “Rights Agreement”). The Rights Agreement contains provisions that are intended to protect the Company’s stockholders in the event of an unsolicited offer to acquire the Company, including offers that do not treat all stockholders equally and other coercive, unfair, or inadequate takeover bids and practices that could impair the ability of the Company’s Board of Directors to fully represent stockholders’ interests. Pursuant to the Rights Agreement, the Company’s Board of Directors declared a dividend of one “Right” for each outstanding share of the Company’s common stock as of November 16, 2001. The Rights will be represented by, and trade together with, the Company’s common stock until and unless certain events occur, including the acquisition of 15% or more of the Company’s common stock by a person or group of affiliated or associated persons (with certain exceptions, “Acquiring Persons”). Unless previously redeemed by the Company’s Board of Directors, upon the occurrence of one of the specified triggering events, each Right that is not held by an Acquiring Person will entitle its holder to purchase one share of common stock or, under certain circumstances, additional shares of common stock at a discounted price. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company’s Board of Directors. Thus, the Rights are intended to encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiation with the Board of Directors.
     Common Stock
Changes in common stock for the years ended August 31, 2009, 2008, and 2007 were as follows:

	Common Stock
	Shares	Amount
	(in thousands)
Balance, August 31, 2006	48,063	$481
Issuance of restricted stock grants, net of forfeitures	(3)	(1)
Stock options exercised	1,263	13

Balance, August 31, 2007	49,323	$493
Issuance of restricted stock grants, net of forfeitures	154	2
Stock options exercised	212	2

Balance, August 31, 2008	49,689	$497
Issuance of restricted stock grants, net of forfeitures	28	1
Stock options exercised	134	1

Balance, August 31, 2009	49,851	$499

Since October 2005, the Company’s Board of Directors has authorized the repurchase of ten million shares of the Company’s outstanding common stock. At August 31, 2009, the Company had repurchased 9.5 million shares at a cost of $395.5 million. During fiscal 2009, the Company re-issued 2.1 million shares as partial consideration for the acquisitions of Sensor Switch, Inc. and Lighting Controls & Design. The re-issued shares were removed from treasury stock using the FIFO cost method. At fiscal year-end, the remaining 7.4 million repurchased shares were recorded as treasury stock at original repurchase cost of $322.3 million.
     Preferred Stock
The Company has 50 million shares of preferred stock authorized, 5 million of which have been reserved for issuance under the Stockholder Protection Rights Agreement. No shares of preferred stock had been issued at August 31, 2009 and 2008.
     Earnings per Share
The Company computes earnings per share in accordance with SFAS No. 128, Earnings per Share. Under this Statement, basic earnings per share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding, which has been modified to include the effects of all participating securities (unvested share-based payment awards with a right to receive nonforfeitable dividends) as prescribed by the retrospective adoption of the two-class method under FSP EITF 03-6-1. Diluted earnings per share is computed similarly but reflects the potential dilution that would occur if dilutive options were exercised and restricted stock awards were vested. Stock options and restricted stock awards of 333,852 and 509,531, respectively, were excluded from the diluted earnings per share calculation for the year ended August 31, 2009, as the effect of inclusion would have been antidilutive.

The following table calculates basic earnings per common share and diluted earnings per common share for the years ended August 31, 2009, 2008, and 2007:

	Years Ended August 31,
	2009	2008	2007
Basic earnings per share from continuing operations:
Income from continuing operations	$85,197	$148,632	$128,687
Basic weighted average shares outstanding	40,781	40,655	42,585

Basic earnings per share from continuing operations	$2.05	$3.58	$2.96

Diluted earnings per share from continuing operations:
Income from continuing operations	$85,197	$148,632	$128,687
Basic weighted average shares outstanding	40,781	40,655	42,585
Common stock equivalents (stock options and restricted stock)	740	826	1,032

Diluted weighted average shares outstanding	41,521	41,481	43,617

Diluted earnings per share from continuing operations	$2.01	$3.51	$2.89

Basic earnings (loss) per share from discontinued operations:
(Loss) Income from discontinued operations	$(288)	$(377)	$19,367
Basic weighted average shares outstanding	40,781	40,655	42,585

Basic (loss) earnings per share from discontinued operations	$(0.01)	$(0.01)	$0.45

Diluted earnings (loss) per share from discontinued operations:
(Loss) Income from discontinued operations	$(288)	$(377)	$19,367
Basic weighted average shares outstanding	40,781	40,655	42,585
Common stock equivalents (stock options and restricted stock)	740	826	1,032

Diluted weighted average shares outstanding	41,521	41,481	43,617

Diluted (loss) earnings per share from discontinued operations	$(0.01)	$(0.01)	$0.44

Note 7: Share-Based Payments
Long-term Incentive and Directors’ Equity Plans
Effective November 30, 2001, Acuity Brands adopted the Acuity Brands, Inc. Long-Term Incentive Plan (the “Plan”) for the benefit of officers and other key management personnel. An aggregate of 8.1 million shares was originally authorized for issuance under that plan. In October 2003, the Board of Directors approved the Acuity Brands, Inc. Amended and Restated Long-Term Incentive Plan (the “Amended Plan”), including an increase of 5.0 million in the number of shares available for grant. However, the Board of Directors subsequently committed that not more than 3.0 million would be available without further shareholder approval. In December 2003, the shareholders approved the Amended Plan. The Amended Plan provides for issuance of share-based awards, including stock options and performance-based and time-based restricted stock awards. The Amended Plan was further amended in October 2007, including the release of the remaining 2.0 million shares and an increase of an additional 500,000 shares. In January 2008, the shareholders approved the Amended Plan. In addition to the Amended Plan, in November 2001, the Company adopted the Acuity Brands, Inc. 2001 Nonemployee Directors’ Stock Option Plan (the “Directors’ Plan”), under which 300,000 shares were authorized for issuance. In January 2007, the Directors’ Plan was amended to provide that no further annual grants of stock options would be made to nonemployee directors.
     Restricted Stock Awards
As of August 31, 2009, the Company had approximately 683,000 shares outstanding of restricted stock to officers and other key employees under the Amended Plan. The shares vest over a four-year period and are valued at the closing stock price on the date of the grant. Compensation expense recognized in continuing operations related to the awards under the Amended Plan was $9.0 million, $8.2 million, and $7.0 million in fiscal 2009, 2008, and 2007, respectively. The Company incurred expenses related to the restricted stock held by current and former employees of the Company and Zep at the time of the Spin-off. Compensation expense related to these awards was recognized in discontinued operations and amounted to $1.8 million in fiscal 2007.
Additionally, the Company awarded restricted stock to certain employees on an individual basis based on a number of factors, including individual achievements, additional job responsibilities, relocation, and employee recruitment and retention, in fiscal 2009 and prior years. As of August 31, 2009, approximately 231,000 shares related to these awards were outstanding. Compensation expense recognized in continuing operations related to these awards was $1.6 million, $1.4 million, and $1.1 million in fiscal 2009, 2008, and 2007, respectively. Compensation expense recognized in discontinued operations related to these awards was $0.4 million in fiscal 2007.
Activity related to restricted stock awards during the fiscal year ended August 31, 2009 was as follows:

		Weighted Average
	Number of	Grant Date
	Shares	Fair Value
	(in thousands)
Outstanding at August 31, 2008	747	$41.88
Granted	573	$29.92
Vested	(257)	$38.55
Forfeited	(149)	$40.19

Outstanding at August 31, 2009	914	$35.65

As of August 31, 2009, there was $29.0 million of total unrecognized compensation cost related to unvested restricted stock. That cost is expected to be recognized over a weighted-average period of 2.4 years. The total fair value of shares vested during the years ended August 31, 2009 and 2008, was approximately $9.3 million and $17.8 million, respectively.
     Stock Options
Options issued under the Plan are generally granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant and expire 10 years from the date of grant. These options generally vest and become exercisable over a three-year period. The stock options granted under the Directors’ Plan vest and become exercisable one year from the date of grant. These options have an exercise price equal to the fair market value of the Company’s stock on the date of the grant and expire 10 years from that date. As of August 31, 2009, approximately 120,000 shares had been granted under the Director’s Plan. Shares available for grant under all plans were approximately 3.2 million at August 31, 2009. Shares available for grant under all plans were approximately 3.8 million and 1.7 million at August 31, 2008 and 2007. Forfeited shares and shares that are exchanged to offset taxes are returned to the pool of shares available for grant. The Director Stock Option Plan was frozen with respect to future awards effective January 1, 2007.
The fair value of each option was estimated on the date of grant using the Black-Scholes model. The dividend yield was calculated based on annual dividends paid and the trailing 12-month average closing stock price at the time of grant. Expected volatility was based on historical volatility of the Company’s stock, calculated using the most recent time period equal to the expected life of the options. The risk-free interest rate was based on the U.S. Treasury yield for a term equal to the expected life of the options at the time of grant. The Company used historical exercise behavior data of similar employee groups to determine the expected life of options. All inputs into the Black-Scholes model are estimates made at the time of grant. Actual realized value of each option grant could materially differ from these estimates, without impact to future reported net income.
The following weighted average assumptions were used to estimate the fair value of stock options granted in the fiscal years ended August 31:

	2009	2008	2007
Dividend yield	1.2 - 1.4%	1.1%	1.6%
Expected volatility	40.1 - 40.3%	36.4%	35.0%
Risk-free interest rate	1.9 - 2.6%	4.0%	4.6%
Expected life of options	5 years	5 years	5 years
Weighted-average fair value of options granted	$7.53 - $11.13	$13.90	$15.01
In addition to the options granted as a part of the annual incentive award, the Board of Directors approved a supplemental option grant related to the assumption of additional duties by certain executives and key employees which was granted in April 2009. As a result, the assumptions used in 2009 are reflected as a range of values.
Stock option transactions for the stock option plans and stock option agreements during the years ended August 31, 2009, 2008, and 2007 were as follows:

	Outstanding		Exercisable
	Number of	Weighted Average	Number of	Weighted Average
	Shares	Exercise Price	Shares	Exercise Price
	(share data in thousands)		(share data in thousands)
Outstanding at August 31, 2006	2,656	$22.78	2,028	$21.31
Granted	155	$45.62
Exercised	(1,298)	$21.50
Cancelled	(15)	$31.30

Outstanding at August 31, 2007	1,498	$26.18	1,196	$23.08
Spin Conversion	194	$21.69
Granted	166	$40.29
Exercised	(211)	$19.67
Cancelled	(49)	$25.42

Outstanding at August 31, 2008	1,598	$23.78	1,283	$20.26
Granted	278	$29.21
Exercised	(134)	$20.34
Cancelled	(44)	$33.59

Outstanding at August 31, 2009	1,698	$24.69	1,289	$22.09

Range of option exercise prices:
$10.00 — $15.00 (average life — 1.9 years)	364	$12.14	364	$12.14
$15.01 — $20.00 (average life — 3.5 years)	172	$19.44	172	$19.44
$20.01 — $25.00 (average life — 5.7 years)	382	$22.23	298	$22.05
$25.01 — $30.00 (average life — 4.9 years)	257	$26.05	257	$26.05
$30.01 — $40.00 (average life — 7.9 years)	523	$36.29	198	$37.62
The total intrinsic value of options exercised during the years ended August 31, 2009 and 2008 was $5.6 million and $9.7 million, respectively. As of August 31, 2009, the total intrinsic value of options outstanding and expected to vest were each $14.8 million, and the total intrinsic value of options exercisable was $14.0 million. As of August 31, 2009, there was $2.9 million of total unrecognized compensation cost related to unvested options. That cost is expected to be recognized over a weighted-average period of approximately 1.7 years.

     Employee Stock Purchase Plan
Employees are able to purchase, through payroll deduction, common stock at a 5% discount on a monthly basis. There were 1.5 million shares of the Company’s common stock reserved for purchase under the plan, of which approximately 1.1 million shares remain available as of August 31, 2009. Employees may participate at their discretion.
     Share Units
The Company requires its Directors to defer at least 50% of their annual retainer into the Directors’ Deferred Compensation Plan. Under this plan, until June 29, 2006, the deferred cash was converted into share units using the average of the high and low prices for the five days prior to the deferral date. The share units were adjusted to current market value each month and earned dividend equivalents. Upon retirement, the Company distributed cash to the retiree in a lump sum or five annual installments. The distribution amount was calculated as share units times the average of the high and low prices for the five days prior to distribution (defined as “fair market value” in the Directors’ Deferred Compensation Plan). On June 29, 2006, the Board of Directors amended this plan to convert existing share units and future deferrals to cash-based, interest bearing deferrals at fair market value or stock-based deferrals, with distribution only in the elected form upon retirement. Existing share deferrals were valued at the fair market value at the date of election and future share deferrals will be calculated at fair market value at the date of the deferral and will no longer vary with fluctuations in the Company’s stock price. As of August 31, 2009, approximately 175,000 share units were accounted for in this plan.
Additionally, the Company allowed employees to defer a portion of restricted stock awards granted in fiscal 2003 and fiscal 2004 into the Supplemental Deferred Savings Plan as share units. Those share units were adjusted to the current market value at the end of each month. On June 29, 2006, the Board of Directors amended this plan to distribute those share unit deferrals in stock rather than cash. The shares were valued at the closing stock price on the date of conversion and expense related to these shares will no longer vary with fluctuations in the Company’s stock price. As of August 31, 2009 approximately 60,000 fully vested share units were accounted for in this plan.
     Treatment of Stock Options, Restricted Stock Awards, and Restricted Stock Units pursuant to the Spin-off of Zep
The employee benefits agreement entered into between Acuity Brands, Inc. and Zep Inc. provided that at the time of the Spin-off, Acuity Brands stock options held by Zep’s current employees (but not former employees) were generally converted to, and replaced by, Zep stock options in accordance with a conversion ratio such that the intrinsic value of the underlying awards remains unaffected by the Spin-off. The employee benefits agreement also provided that, at the time of the Spin-off, Acuity Brands stock options held by current and former Acuity Brands employees and former Zep employees were adjusted with regard to the exercise price of and number of Acuity Brands shares underlying the Acuity Brands stock options to maintain the intrinsic value of the options, pursuant to the applicable Acuity Brands long-term incentive plan.
Each of the current and former employees of Acuity Brands and Zep holding unvested shares of restricted stock of Acuity Brands received a dividend of one share of Zep restricted stock for each two shares of Acuity Brands unvested restricted stock held. The shares of Zep stock received as a dividend are subject to the same restrictions and terms as the Acuity Brands restricted stock. The shares of Zep common stock were fully paid and non-assessable and the holders thereof are not entitled to preemptive rights.
Effective immediately after the Spin-off of the specialty products business, the number of shares represented by restricted stock units were converted in the same manner as the above mentioned stock option awards.

Note 8: Commitments and Contingencies
     Self-Insurance
It is the policy of Acuity Brands to self-insure, up to certain limits, traditional risks including workers’ compensation, comprehensive general liability, and auto liability. The Company’s self-insured retention for each claim involving workers’ compensation, comprehensive general liability (including product liability claims), and auto liability is limited to $0.5 million per occurrence of such claims. A provision for claims under this self-insured program, based on the Company’s estimate of the aggregate liability for claims incurred, is revised and recorded annually. The estimate is derived from both internal and external sources including but not limited to the Company’s independent actuary. Acuity Brands is also self-insured up to certain limits for certain other insurable risks, primarily physical loss to property ($0.5 million per occurrence) and business interruptions resulting from such loss lasting three days or more in duration. Insurance coverage is maintained for catastrophic property and casualty exposures as well as those risks required to be insured by law or contract. Acuity Brands is fully self-insured for certain other types of liabilities, including employment practices, environmental, product recall, and patent infringement. The actuarial estimates are subject to uncertainty from various sources, including, among others, changes in claim reporting patterns, claim settlement patterns, judicial decisions, legislation, and economic conditions. Although Acuity Brands believes that the actuarial estimates are reasonable, significant differences related to the items noted above could materially affect the Company’s self-insurance obligations, future expense and cash flow. The Company is also self-insured for the majority of its medical benefit plans. The Company estimates its aggregate liability for claims incurred by applying a lag factor to the Company’s historical claims and administrative cost experience. The appropriateness of the Company’s lag factor is evaluated and revised annually, as necessary.
     Leases
Acuity Brands leases certain of its buildings and equipment under noncancelable lease agreements. Minimum lease payments under noncancelable leases for years subsequent to August 31, 2009, are $14.4 million, $12.7 million, $9.3 million, $6.0 million, $3.0 million, and $3.1 million for fiscal 2010, 2011, 2012, 2013, 2014, and after 2015, respectively.
Total rent expense was $18.2 million, $18.8 million, and $18.7 million in fiscal 2009, 2008, and 2007, respectively.
     Purchase Obligations
The Company has incurred purchase obligations in the ordinary course of business that are enforceable and legally binding. Obligations for years subsequent to August 31, 2009 include $81.7 million and $0.6 million in fiscal 2010 and 2011, respectively. As of August 31, 2009, the Company had no purchase obligations extending beyond August 31, 2011.
     Collective Bargaining Agreements
Approximately 57% of the Company’s total work force is covered by collective bargaining agreements. Collective bargaining agreements representing approximately 34% of the Company’s work force will expire within one year.
     Litigation
Acuity Brands is subject to various legal claims arising in the normal course of business, including patent infringement and product liability claims. Acuity Brands is self-insured up to specified limits for certain types of claims, including product liability, and is fully self-insured for certain other types of claims, including environmental, product recall, and patent infringement. Based on information currently available, it is the opinion of management that the ultimate resolution of pending and threatened legal proceedings will not have a material adverse effect on the financial condition, results of operations, or cash flows of Acuity Brands. However, in the event of unexpected future developments, it is possible that the ultimate resolution of any such matters, if unfavorable, could have a material adverse effect on the financial condition, results of operations, or cash flows of Acuity Brands in future periods. Acuity Brands establishes reserves for legal claims when the costs associated with the claims become probable and can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher than the amounts reserved for such claims. However, the Company cannot make a meaningful estimate of actual costs to be incurred that could possibly be higher or lower than the amounts reserved.
     Environmental Matters
The operations of the Company are subject to numerous comprehensive laws and regulations relating to the generation, storage, handling, transportation, and disposal of hazardous substances, as well as solid and hazardous wastes, and to the remediation of contaminated sites. In addition, permits and environmental controls are required for certain of the Company’s operations to limit air and water pollution, and these permits are subject to modification, renewal, and revocation by issuing authorities. On an ongoing basis, Acuity Brands invests capital and incurs operating costs relating to environmental compliance. Environmental laws and regulations have generally become stricter in recent years. The cost of responding to future changes may be substantial. Acuity Brands establishes reserves for known environmental claims when the costs associated with the claims become probable and can be reasonably estimated. The actual cost of environmental issues may be substantially higher or lower than that reserved due to difficulty in estimating such costs.
     Guarantees and Indemnities
The Company is a party to contracts entered into in the normal course of business in which it is common for the Company to agree to indemnify third parties for certain liabilities that may arise out of or relate to the subject matter of the contract. In most cases, the Company cannot estimate the potential amount of future payments under these indemnities until events arise that would result in a liability under the indemnities. In connection with the sale of assets and the divestiture of businesses, the Company has from time to time agreed to indemnify the purchaser from liabilities relating to events occurring prior to the sale and conditions existing at the time of the sale. The indemnities generally include potential environmental liabilities, general representations and warranties concerning the asset or business, and certain other liabilities not assumed by the purchaser. Indemnities associated with the divestiture of businesses are generally limited in amount to the sales price of the specific business or are based on a lower negotiated amount and expire at various times, depending on the nature of the indemnified matter, but in some cases do not expire until the applicable statute of limitations expires. The Company does not believe that any amounts that it may be required to pay under these indemnities will be material to the Company’s results of operations, financial position, or cash flow.
In conjunction with the separation of their businesses (the “Distribution”), Acuity Brands and Zep entered into various agreements that addressed the allocation of assets and liabilities and defined the Company’s relationship with Zep after the Distribution, including a distribution agreement and a tax disaffiliation agreement. The distribution agreement provides that Acuity Brands will indemnify Zep for liabilities related to the businesses that comprise Acuity Brands. The tax disaffiliation agreement provides that Acuity Brands will indemnify Zep for certain taxes and liabilities that may arise related to the Distribution and, generally, for deficiencies, if any, with respect to federal, state, local, or foreign taxes of Zep for periods before the Distribution. Liabilities determined under the tax disaffiliation agreement terminate upon the expiration of the applicable statutes of limitation for such liabilities. There is no stated maximum potential liability included in the tax disaffiliation agreement or the distribution agreement. The Company does not believe that any amounts it is likely to be required to pay under these indemnities will be material to the Company’s results of operations, financial position, or liquidity. The Company cannot estimate the potential amount of future payments under these indemnities because claims that would result in a liability under the indemnities are not fully known.
     Product Warranty and Recall Costs
Acuity Brands records an allowance for the estimated amount of future warranty claims when the related revenue is recognized, primarily based on historical experience of identified warranty claims. However, there can be no assurance that future warranty costs will not exceed historical experience. If actual future warranty costs exceed historical amounts, additional allowances may be required, which could have a material adverse impact on the Company’s results of operations and cash flows in future periods.
The changes in product warranty and recall reserves (included in Other accrued liabilities on the Consolidated Balance Sheets) during the fiscal years ended August 31, 2009 and 2008 are summarized as follows:

	2009	2008
Balance, beginning of year	$4,888	$4,393
Adjustments to warranty and recall reserve	2,736	6,190
Payments made during the year	(4,229)	(5,695)

Balance, end of year	$3,395	$4,888

The decrease in the product warranty and recall reserve in fiscal 2009 was due primarily to reserves for certain specifically identified issues and warranty costs related to faulty components provided by third parties during fiscal 2008 which was not repeated in fiscal 2009.
Note 9: Special Charge
     Fiscal 2009 Special Charge
On October 6, 2008, the Company announced plans to accelerate its ongoing programs to streamline operations including the consolidation of certain manufacturing facilities and the reduction of certain overhead costs. These actions are expected to allow the Company to better leverage efficiencies in its supply chain and support areas, while funding continued investments in other areas that support future growth opportunities. During fiscal 2009, the Company recorded a pre-tax charge of $26.7 million, or $0.40 per diluted share. The $26.7 million pre-tax charge consists of $25.6 million for estimated severances and employee benefits as well as estimated retention payments related to the previously announced consolidation of certain manufacturing operations and reductions in workforce and a $1.6 million impairment of assets related to the closing of a manufacturing facility, partially offset by a $0.5 million adjustment to the fiscal 2008 special charge.
The changes in the reserves related to the 2009 program during the twelve months ended August 31, 2009 are summarized as follows:

Severance
Balance as of August 31, 2008	$—
Special charge	25,221
Payments made during the period	(14,253)

Balance as of August 31, 2009	$10,968

     Fiscal 2008 Special Charge
During fiscal 2008, the Company recorded a pre-tax charge of $14.6 million, or $0.21 per diluted share, for actions to streamline and simplify the Company’s organizational structure and operations as a result of the Spin-off of Zep Inc. The charge consisted of severance and related employee benefit costs associated with the elimination of certain positions worldwide, the estimated costs associated with the early termination of certain leases, and $0.8 million of share-based expense due to the modification of the terms of agreements to accelerate vesting for certain terminated employees.
The changes in the reserves related to these programs during the twelve months ended August 31, 2009 are summarized as follows:

	Severance	Exit Costs
Balance as of August 31, 2008	$3,409	$1,848
Special charge adjustment	(120)	(380)
Payments made during the period	(3,289)	(600)

Balance as of August 31, 2009	$—	$868

Note 10: Acquisitions
On April 20, 2009, the Company acquired 100% of the outstanding capital stock of Sensor Switch, an industry-leading developer and manufacturer of lighting controls and energy management systems. Sensor Switch, based in Wallingford, Connecticut, offers a wide-breadth of products and solutions that substantially reduce energy consumption including occupancy sensors, photocontrols, and distributed lighting control devices. Total consideration for the purchase was approximately $205 million consisting of 2 million shares of Acuity Brands’ common stock, a $30 million unsecured promissory note payable over three years, and approximately $130 million of cash. The cash payment was funded from available cash on hand and from borrowings under the Company’s existing Revolving Credit Facility. The operating results of Sensor Switch have been included in the Company’s consolidated financial statements since the date of acquisition. Management finalized the purchase price allocation during fiscal 2009 and the amounts are reflected in the Consolidated Balance Sheets as of August 31, 2009. Pro forma results and other expanded disclosures required by SFAS No. 141, Business Combinations (“SFAS No. 141”), have not been presented as the purchase of Sensor Switch does not represent a material acquisition.
On December 31, 2008, the Company acquired for cash and stock substantially all the assets and assumed certain liabilities of LC&D. Located in Glendale, California, LC&D is a manufacturer of comprehensive digital lighting controls and software that offers a breadth of products, ranging from dimming and building interfaces to digital thermostats, all within a single, scalable system. The operating results of LC&D have been included in the Company’s consolidated financial statements since the date of acquisition. Management finalized the purchase price allocation during fiscal 2009 and the amounts are reflected in the Consolidated Balance Sheets as of August 31, 2009. Pro forma results and other expanded disclosures required by SFAS No. 141 have not been presented as the purchase of LC&D does not represent a material acquisition.
On May 7, 2008, Acuity Brands acquired substantially all the assets of Guardian Networks LLC (“Guardian”). Located in Kennesaw, Georgia, Guardian is a leading provider of remote asset management software and service that enable utility, municipal, and other customers to efficiently monitor and manage facility and infrastructure assets such as lighting systems. The operating results of Guardian have been included in the Company’s consolidated financial statements since the date of acquisition. Management finalized the purchase price allocation during the fiscal 2008 and the amounts are reflected in the Consolidated Balance Sheets as of August 31, 2008. Pro forma results and other expanded disclosures required by SFAS No. 141 have not been presented as the purchase of Guardian does not represent a material acquisition.

On July 17, 2007, Acuity Brands acquired substantially all the assets and assumed certain liabilities of Mark Architectural Lighting. Located in Edison, New Jersey, Mark Architectural Lighting is a specification-oriented manufacturer of high-quality lighting products which generated fiscal 2006 sales of over $22 million. The operating results of Mark Architectural Lighting have been included in the Company’s consolidated financial statements since the date of acquisition. Management finalized the purchase price allocation during fiscal 2008 and the amounts are reflected in the Consolidated Balance Sheets as of August 31, 2008. Pro forma results and other expanded disclosures required by SFAS No. 141, Business Combinations, have not been presented as the purchase of Mark Architectural Lighting does not represent a material acquisition.
Note 11: Income Taxes
The Company accounts for income taxes using the asset and liability approach as prescribed by SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Using the enacted tax rates in effect for the year in which the differences are expected to reverse, deferred tax liabilities and assets are determined based on the differences between the financial reporting and the tax basis of an asset or liability.
The provision for income taxes consists of the following components:

	Years Ended August 31,
	2009	2008	2007
Provision for current federal taxes	$35,140	$62,045	$56,405
Provision for current state taxes	4,231	7,255	5,229
Provision for current foreign taxes	3,580	5,290	5,620
(Benefit)/Provision for deferred taxes	(825)	7,328	(1,755)

Total provision for income taxes	$42,126	$81,918	$65,499

A reconciliation of the federal statutory rate to the total provision for income taxes is as follows:

	Years Ended August 31,
	2009	2008	2007
Federal income tax computed at statutory rate	$44,562	$80,694	$67,965
State income tax, net of federal income tax benefit	2,448	4,704	3,347
Foreign permanent differences and rate differential	(804)	(1,466)	(1,382)
Tax (benefit) on repatriation of foreign earnings	(381)	1,018	(1,488)
Other, net	(3,699)	(3,032)	(2,943)

Total provision for income taxes	$42,126	$81,918	$65,499

Components of the net deferred income tax asset at August 31, 2009 and net deferred tax liability at August 31, 2008 include:

	August 31,
	2009	2008
Deferred Income Tax Liabilities:
Depreciation	$(3,595)	$(5,267)
Goodwill and intangibles	(54,612)	(52,663)
Other liabilities	(1,217)	(1,707)

Total deferred income tax liabilities	(59,424)	(59,637)

Deferred Income Tax Assets:
Self-insurance	4,713	5,295
Pension	18,788	7,560
Deferred compensation	26,523	27,705
Bonuses	58	1,295
Other accruals not yet deductible	14,683	12,635
Other assets	1,032	1,641

Total deferred income tax assets	65,797	56,131

Net deferred income tax asset (liability)	$6,373	$(3,506)

Acuity Brands currently intends to indefinitely reinvest all undistributed earnings of and original investments in foreign subsidiaries, which amounted to approximately $30.2 million at August 31, 2009; however, this amount could fluctuate due to changes in business, economic, or other conditions. If these earnings were distributed to the U.S. in the form of dividends or otherwise, or if the shares of the relevant foreign subsidiaries were sold or otherwise transferred, the Company would be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. Determination of the amount of unrecognized deferred income tax liability related to these earnings or investments is not practicable.
At August 31, 2009 and August 31, 2008, no valuation allowances on deferred tax assets were deemed necessary. Typically, these allowances are required to reflect the net realizable value of state tax credit carryforwards.
At August 31, 2009 the Company has state tax credit carryforwards of approximately $0.5 million, which will expire between 2013 and 2018.
As described in Note 3 — Summary of Significant Accounting Policies, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”), is effective for fiscal years beginning after December 15, 2006 and was adopted by the Company on September 1, 2007. The cumulative effect of adopting FIN 48 was not material. The amount of gross unrecognized tax benefits as of the date of the adoption was approximately $6.9 million of which approximately $5.7 million, if recognized, would affect the effective tax rate. The gross amount of unrecognized tax benefits as of August 31, 2009 totaled $7.2 million, which includes $5.9 million of net unrecognized tax benefits that, if recognized, would affect the annual effective tax rate. The Company recognizes potential interest and penalties related to unrecognized tax benefits as a component of income tax expense; such accrued interest and penalties are not material. With few exceptions, the Company is no longer subject to United States federal, state and local income tax examinations for years ended before 2006 or for foreign income tax examinations before 2004. The Company does not anticipate unrecognized tax benefits will significantly increase or decrease within the next twelve months.

A reconciliation of the change in the unrecognized income tax benefit reported in Other long-term liabilities for the year ended August 31, 2009 is as follows:

August 31,
2009
Unrecognized tax benefits balance at September 1, 2008	$6,872
Additions based on tax positions related to the current year	410
Additions for tax positions of prior years	545
Reductions for tax positions of prior years	(21)
Reductions due to settlements	(339)
Reductions due to lapse of statute of limitations	(236)

Unrecognized tax benefits balance at August 31, 2009	$7,231

During fiscal 2009, the Company decreased its interest accrual associated with uncertain tax positions by approximately $0.1 million. Total accrued interest as of August 31, 2009 was $0.9 million. There were no penalty accruals during fiscal 2009. Interest, net of tax benefit, and penalties are included in tax expense. The classification of interest and penalties did not change as a result of our adoption of FIN 48.
Note 12: Subsequent Events
The Company has evaluated subsequent events for recognition and disclosure through October 29, 2009, which is the date the financial statements as of August 31, 2009 and for the twelve months ended August 31, 2009 were issued.
Note 13: Fair Value Measurements
In accordance with SFAS No. 157, Acuity Brands determines a fair value measurement based on the assumptions a market participant would use in pricing an asset or liability. SFAS No. 157 established a three level hierarchy making a distinction between market participant assumptions based on (i) unadjusted quoted prices for identical assets or liabilities in an active market (Level 1), (ii) quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability (Level 2), and (iii) prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (Level 3). The following table presents information about assets and liabilities required to be carried at fair value on a recurring basis as of August 31, 2009:

	Fair Value Measurements
	as of August 31, 2009 using:
	Fair Value as
	of August 31,
	2009	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$18,683	$18,683	$—	$—
Long-term investments(1)	4,734	4,734	—	—

Liabilities:
Deferred compensation plan(2)	$4,734	$4,734	$—	$—

(1)	The Company maintains certain investments that generate returns that offset changes in certain liabilities related to deferred compensation arrangements.

(2)	The Company maintains a self-directed, non-qualified deferred compensation plan structured as a rabbi trust primarily for certain retired executives and other highly compensated employees.
Note: Fair value information on assets and liabilities not carried at fair value are included in Note 2 for Investments in nonconsolidating affiliates and Note 5 for Debt.

The Company utilizes valuation methodologies to determine the fair values of its financial assets and liabilities in conformity with the concepts of “exit price” and the fair value hierarchy as prescribed in SFAS No. 157. All valuation methods and assumptions are validated at least quarterly to ensure the accuracy and relevance of the fair values. There were no material changes to the valuation methods or assumptions used to determine fair values during the current period.
The following valuation methods and assumptions were used by the Company in estimating the fair value of the following assets and liabilities:
Cash and cash equivalents are classified as Level 1 assets. The carrying amounts for cash reflect the assets’ fair values, and the fair values for cash equivalents are determined based on quoted market prices.
Long-term investments are classified as Level 1 assets. These investments consist primarily of publicly traded marketable equity securities and fixed income securities, and the fair values are obtained through market observable pricing.
Deferred compensation plan liabilities are classified as Level 1 within the hierarchy. The fair values of the liabilities are directly related to the valuation of the long-term investments held in trust for the plan. Hence, the carrying value of the deferred compensation liability represents the fair value of the investment assets.
The Company does not possess any assets or liabilities that are carried at fair value on a recurring basis classified as Level 3 assets or liabilities.
Note 14: Geographic Information
The Company has one operating segment. The geographic distribution of the Company’s net sales, operating profit, income from continuing operations before provision for income taxes, and long-lived assets is summarized in the following table for the years ended August 31:

	2009	2008	2007
Net sales(1)
Domestic(2)	$1,479,747	$1,804,628	$1,758,383
International	177,657	222,016	206,398

	$1,657,404	$2,026,644	$1,964,781

Operating profit
Domestic(2)	$139,013	$242,502	201,485
International	14,740	18,558	20,938

	$153,753	$261,060	$222,423

Income from Continuing Operations before Provision for Income Taxes
Domestic(2)	$111,354	$212,975	$173,219
International	15,969	17,575	20,967

	$127,323	$230,550	$194,186

Long-lived assets(3)
Domestic(2)	$140,107	$138,979	$145,333
International	32,207	41,940	43,270

	$172,314	$180,919	$188,603

(1)	Net sales are attributed to each country based on the selling location.

(2)	Domestic amounts include net sales (including export sales), operating profit, income from continuing operations before provision for income taxes, and long-lived assets for U.S. based operations.

(3)	Long-lived assets include net property, plant, and equipment, defined benefit plan intangible assets, long-term deferred income tax assets, and other long-term assets for continuing operations.
Note 15: Quarterly Financial Data (Unaudited)

	Fiscal Year 2009				Fiscal Year 2008
	1st Quarter(1)	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter(2)	2nd Quarter	3rd Quarter	4th Quarter
Net Sales	$452,025	$386,139	$396,628	$422,611	$508,865	$482,584	$512,438	$522,757
Gross Profit	174,723	141,398	153,605	165,370	203,189	192,036	208,192	212,378
Income from Continuing Operations	19,415	14,368	22,326	29,086	30,925	34,144	41,658	41,906
Income (Loss) from Discontinued Operations	—	—	(299)	10	147	—	(525)	—

Net Income	$19,415	$14,368	$22,027	$29,096	$31,072	$34,144	$41,133	$41,906

Basic Earnings per Share from Continuing Operations	$0.48	$0.35	$0.53	$0.68	$0.72	$0.83	$1.02	$1.03
Basic Earnings per Share from Discontinued Operations	—	—	(0.01)	—	—	—	(0.01)	—

Basic Earnings per Share	$0.48	$0.35	$0.52	$0.68	$0.72	$0.83	$1.01	$1.03

Diluted Earnings per Share from Continuing Operations	$0.47	$0.34	$0.52	$0.66	$0.71	$0.81	$1.00	$1.01
Diluted Earnings per Share from Discontinued Operations	—	—	(0.01)	—	—	—	(0.01)	—

Diluted Earnings per Share	$0.47	$0.34	$0.51	$0.66	$0.71	$0.81	$0.99	$1.01

(1)	Income from Continuing Operations, Net Income, Basic Earnings per Share from Continuing Operations, and Diluted Earnings per Share from Continuing Operations for fiscal 2009 include a pre-tax special charge of $26.7 million ($16.8 million after-tax), or $0.40 per share for estimated costs the company incurred to simplify and streamline its operations.

(2)	Income from Continuing Operations, Net Income, Basic Earnings per Share from Continuing Operations, and Diluted Earnings per Share from Continuing Operations for the first quarter of fiscal 2008 include a pre-tax special charge of $14.6 million ($9.1 million after-tax), or $0.21 per share for estimated costs the company incurred to simplify and streamline its operations as a result of the Spin-off.
Note 16: Supplemental Guarantor Condensed Consolidating Financial Statements
In December 2009, Acuity Brands Lighting, Inc. (“ABL”), the wholly-owned and principal operating subsidiary of the Company, engaged in the refinancing of the current debt outstanding through a private placement bond offering of $350.0 million aggregate principal amount of senior unsecured notes due in fiscal 2020 (the “Notes”). The net proceeds from the issuance of the Notes were used primarily to repurchase the $200.0 million of publicly traded notes outstanding, of which Acuity Brands and ABL were co-obligors. The Company also used the proceeds to repay the three-year unsecured promissory note at 6% interest with an outstanding balance of $25.3 million in January 2010 that was issued to the former sole shareholder of Sensor Switch as part of the Company’s acquisition of Sensor Switch during fiscal 2009, with the remainder used for general corporate purposes. The Notes are fully and unconditionally guaranteed on a senior unsecured basis by Acuity Brands and ABL IP Holding LLC (“ABL IP Holding”), a wholly-owned subsidiary of Acuity Brands (collectively, the “Guarantors”). The Notes are senior unsecured obligations of ABL and rank equally in right of payment with all of ABL’s existing and future senior unsecured indebtedness. The guarantees are senior unsecured obligations of the Guarantors and rank equally in right of payment with their other senior unsecured indebtedness. The Notes bear interest at a rate of 6% per annum and were issued at a price equal to 99.797% of their face value and for a term of 10 years. Interest on the Notes is payable semi-annually on June 15 and December 15, commencing on June 15, 2010.
In accordance with the registration rights agreement by and between ABL and the Guarantors and the initial purchases of the Notes, ABL and the Guarantors to the Notes expect to file a registration statement with the SEC for an offer to exchange the Notes for an issue of SEC-registered notes with identical terms. If the exchange offer is not completed on or before December 8, 2010, the annual interest rate borne by the Notes will increase by 0.50% per annum until the exchange offer is completed or a shelf registration statement is declared effective. In anticipation of the filing of the registration statement and offer to exchange, the Company determined the need for compliance with Rule 3-10 of SEC Regulation S-X (“Rule 3-10”). In lieu of providing separate audited financial statements for ABL and ABL IP Holding, the Company has included the accompanying Condensed Consolidating Financial Statements in accordance with Rule 3-10(d) of SEC Regulation S-X. The column marked “Parent” represents the financial condition, results of operations, and cash flows of Acuity Brands. The column marked “Subsidiary Issuer” represents the financial condition, results of operations, and cash flows of ABL and Sensor Switch, which was legally merged into ABL on September 1, 2009. The column entitled “Subsidiary Guarantor” represents the financial condition, results of operations, and cash flows of ABL IP Holding. Lastly, the column listed as “Non-Guarantors” includes the financial condition, results of operations, and cash flows of the non-guarantor direct and indirect subsidiaries of Acuity Brands, which consist primarily of foreign subsidiaries. Eliminations were necessary in order to arrive at consolidated amounts. In addition, the equity method of accounting was used to calculate investments in subsidiaries. Accordingly, this basis of presentation is not intended to present our financial condition, results of operations, or cash flows for any purpose other than to comply with the specific requirements for parent-subsidiary guarantor reporting.
CONDENSED CONSOLIDATING BALANCE SHEETS
(in millions)

	At August 31, 2009
		Subsidiary	Subsidiary	Non-
	Parent	Issuer	Guarantor	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$2.4	$0.6	$—	$15.7	$—	$18.7
Accounts receivable, net	—	186.4	—	41.0	—	227.4
Inventories	—	130.2	—	10.6	—	140.8
Other current assets	4.5	27.1	—	4.4	—	36.0

Total Current Assets	6.9	344.3	—	71.7	—	422.9

Property, Plant, and Equipment, net	—	113.4	—	32.4	—	145.8
Goodwill	—	471.9	2.7	36.0	—	510.6
Intangible assets	—	61.6	120.4	2.8	—	184.8
Other long-term assets	2.0	16.6	—	7.9	—	26.5
Intercompany notes receivable	—	2.4	—	—	(2.4)	—
Investments in subsidiaries	759.0	333.0	—	0.3	(1,092.3)	—

Total Assets	$767.9	$1,343.2	$123.1	$151.1	$(1,094.7)	$1,290.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$0.2	$144.8	$—	$17.3	$—	$162.3
Intercompany payable (receivable)	56.6	200.2	(42.3)	(214.5)	—	—
Current maturities of long-term debt	—	209.5	—	—	—	209.5
Other accrued liabilities	14.3	79.1	—	10.9	—	104.3

Total Current Liabilities	71.1	633.6	(42.3)	(186.3)	—	476.1

Long-Term Debt	—	22.0	—	—	—	22.0
Intercompany Debt	—	—	—	2.4	(2.4)	—
Deferred Income Taxes	(29.1)	43.9	—	(1.8)	—	13.0
Other Long-Term Liabilities	53.7	41.1	—	12.5	—	107.3
Total Stockholders’ Equity	672.2	602.6	165.4	324.3	(1,092.3)	672.2

Total Liabilities and Stockholders’ Equity	$767.9	$1,343.2	$123.1	$151.1	$(1,094.7)	$1,290.6

Note: Intercompany payable (receivable) within the non-guarantors column primarily represents intercompany transactions between ABL and its direct subsidiary, Acuity Unlimited, Inc (“Acuity Unlimited”). The equity interest in Acuity Unlimited offsets this receivable. As no operating activity currently exists, Acuity Unlimited will issue a dividend and a return of capital in the amount of the capital investment made by ABL and settle the intercompany balance outstanding during fiscal 2010. The dividend and the return of capital will reduce intercompany receivable and total equity for the non-guarantors column by approximately $230.0 million and fully eliminate all Acuity Unlimited balance sheet amounts. ABL expects to experience equal reductions in investments in subsidiaries and net intercompany payables.

CONDENSED CONSOLIDATING BALANCE SHEETS
(in millions)

	At August 31, 2008
		Subsidiary	Subsidiary	Non-
	Parent	Issuer	Guarantor	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$274.0	$—	$—	$23.1	$—	$297.1
Accounts receivable, net	—	216.1	—	52.9	—	269.0
Inventories	—	132.4	—	13.3	—	145.7
Other current assets	6.7	28.5	—	9.2	—	44.4

Total Current Assets	280.7	377.0	—	98.5	—	756.2

Property, Plant, and Equipment, net	—	119.1	—	42.4	—	161.5
Goodwill	—	318.4	2.7	21.2	—	342.3
Intangible assets	—	1.5	124.4	3.4	—	129.3
Other long-term assets	—	11.7	—	7.7	—	19.4
Intercompany notes receivable	—	4.5	—	—	(4.5)	—
Investments in subsidiaries	522.0	343.9	—	—	(865.9)	—

Total Assets	$802.7	$1,176.1	$127.1	$173.2	$(870.4)	$1,408.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1.5	$183.9	$—	$20.4	$—	$205.8
Intercompany payable (receivable)	182.8	72.8	(36.1)	(219.5)	—	—
Current maturities of long-term debt	—	160.0	—	—	—	160.0
Other accrued liabilities	17.8	118.1	—	17.6	—	153.5

Total Current Liabilities	202.1	534.8	(36.1)	(181.5)	—	519.3

Long-Term Debt	—	204.0	—	—	—	204.0
Intercompany Debt	—	—	—	4.5	(4.5)	—
Deferred Income Taxes	(28.5)	53.3	—	(0.8)	—	24.0
Other Long-Term Liabilities	53.6	20.7	—	11.6	—	85.9
Total Stockholders’ Equity	575.5	363.3	163.2	339.4	(865.9)	575.5

Total Liabilities and Stockholders’ Equity	$802.7	$1,176.1	$127.1	$173.2	$(870.4)	$1,408.7

Note: Intercompany payable (receivable) within the non-guarantors column primarily represents intercompany transactions between ABL and its direct subsidiary, Acuity Unlimited, Inc (“Acuity Unlimited”). The equity interest in Acuity Unlimited offsets this receivable. As no operating activity currently exists, Acuity Unlimited will issue a dividend and a return of capital in the amount of the capital investment made by ABL and settle the intercompany balance outstanding during fiscal 2010. The dividend and the return of capital will reduce intercompany receivable and total equity for the non-guarantors column by approximately $230.0 million and fully eliminate all Acuity Unlimited balance sheet amounts. ABL expects to experience equal reductions in investments in subsidiaries and net intercompany payables.

CONDENSED CONSOLIDATING STATEMENTS OF INCOME
(in millions)

	Year Ended August 31, 2009
		Subsidiary	Subsidiary	Non-
	Parent	Issuer	Guarantor	Guarantors	Eliminations	Consolidated
Net Sales:
External sales	$—	$1,473.2	$—	$184.2	$—	$1,657.4
Intercompany sales	—	—	29.4	59.2	(88.6)	—

Total Sales	—	1,473.2	29.4	243.4	(88.6)	1,657.4

Cost of Products Sold	—	902.3	—	179.2	(59.2)	1,022.3

Gross Profit	—	570.9	29.4	64.2	(29.4)	635.1

Selling, Distribution, and Administrative Expenses	22.3	405.7	4.1	51.9	(29.4)	454.6
Intercompany charges	(32.5)	26.8	—	5.7	—	—
Special Charge	(0.5)	19.5	—	7.7	—	26.7

Operating Profit (Loss)	10.7	118.9	25.3	(1.1)	—	153.8

Interest expense (income), net	6.7	22.0	—	(0.2)	—	28.5
Equity earnings in subsidiaries	(82.2)	(4.6)	—	0.1	86.7	—
Miscellaneous income, net	(0.1)	(0.8)	—	(1.1)	—	(2.0)

Income from Continuing Operations before Provision for Income Taxes	86.3	102.3	25.3	0.1	(86.7)	127.3

Provision for Income Taxes	1.1	31.6	9.4	—	—	42.1

Income from Continuing Operations	85.2	70.7	15.9	0.1	(86.7)	85.2

Loss from Discontinued Operations	(0.3)	—	—	—	—	(0.3)

Net Income	$84.9	$70.7	$15.9	$0.1	$(86.7)	$84.9

CONDENSED CONSOLIDATING STATEMENTS OF INCOME
(in millions)

	Year Ended August 31, 2008
		Subsidiary	Subsidiary	Non-
	Parent	Issuer	Guarantor	Guarantors	Eliminations	Consolidated
Net Sales:
External sales	$—	$1,798.9	$—	$227.7	$—	$2,026.6
Intercompany sales	—	—	34.4	72.0	(106.4)	—

Total Sales	—	1,798.9	34.4	299.7	(106.4)	2,026.6

Cost of Products Sold	—	1,056.3	—	226.5	(72.0)	1,210.8

Gross Profit	—	742.6	34.4	73.2	(34.4)	815.8

Selling, Distribution, and Administrative Expenses	29.1	475.9	3.2	66.3	(34.4)	540.1
Intercompany charges	(36.4)	29.6	—	6.8	—	—
Special Charge	5.5	9.1	—	—	—	14.6

Operating Profit	1.8	228.0	31.2	0.1	—	261.1

Interest expense (income), net	4.1	25.0	—	(0.7)	—	28.4
Equity earnings in subsidiaries	(150.5)	(17.9)	—	—	168.4	—
Miscellaneous (income) expense, net	0.1	24.5	—	(22.4)	—	2.2

Income from Continuing Operations before Provision for Income Taxes	148.1	196.4	31.2	23.2	(168.4)	230.5

Provision for Income Taxes	(0.5)	61.6	12.0	8.8	—	81.9

Income from Continuing Operations	148.6	134.8	19.2	14.4	(168.4)	148.6

Loss from Discontinued Operations	(0.3)	—	—	—	—	(0.3)

Net Income	$148.3	$134.8	$19.2	$14.4	$(168.4)	$148.3

Note: Miscellaneous income within the non-guarantors column represents intercompany transactions between ABL and its direct subsidiary, Acuity Unlimited, Inc (“Acuity Unlimited”). As no operating activity currently exists, Acuity Unlimited will issue a dividend and a return of capital in the amount of the capital investment made by ABL and settle the intercompany balance outstanding during fiscal 2010.

CONDENSED CONSOLIDATING STATEMENTS OF INCOME
(in millions)

	Year Ended August 31, 2007
		Subsidiary	Subsidiary	Non-
	Parent	Issuer	Guarantor	Guarantors	Eliminations	Consolidated
Net Sales:
External sales	$—	$1,758.4	$—	$206.4	$—	$1,964.8
Intercompany sales	35.2	—	—	74.8	(110.0)	—

Total Sales	35.2	1,758.4	—	281.2	(110.0)	1,964.8

Cost of Products Sold	—	1,083.5	—	211.8	(74.8)	1,220.5

Gross Profit	35.2	674.9	—	69.4	(35.2)	744.3

Selling, Distribution, and Administrative Expenses	11.3	487.8	—	58.0	(35.2)	521.9
Intercompany charges	(8.1)	6.2	—	1.9	—	—

Operating Profit	32.0	180.9	—	9.5	—	222.4

Interest expense (income), net	3.4	27.1	—	(0.6)	—	29.9
Equity earnings in subsidiaries	(109.4)	(27.6)	—	—	137.0	—
Miscellaneous (income) expense, net	—	26.8	—	(28.5)	—	(1.7)

Income from Continuing Operations before Provision for Income Taxes	138.0	154.6	—	38.6	(137.0)	194.2

Provision for Income Taxes	9.3	44.1	—	12.1	—	65.5

Income from Continuing Operations	128.7	110.5	—	26.5	(137.0)	128.7

Income from Discontinued Operations	19.4	—	—	—	—	19.4

Net Income	$148.1	$110.5	$—	$26.5	$(137.0)	$148.1

Note: Miscellaneous income within the non-guarantors column represents intercompany transactions between ABL and its direct subsidiary, Acuity Unlimited, Inc (“Acuity Unlimited”). As no operating activity currently exists, Acuity Unlimited will issue a dividend and a return of capital in the amount of the capital investment made by ABL and settle the intercompany balance outstanding during fiscal 2010.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended August 31, 2009
		Subsidiary	Subsidiary	Non-
	Parent	Issuer	Guarantor	Guarantors	Eliminations	Consolidated
Net Cash (Used for) Provided by Operating Activities	(90.6)	182.8	—	0.5	—	92.7

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	—	(17.7)	—	(3.5)	—	(21.2)
Proceeds from sale of property, plant, and equipment	—	0.1	—	0.1	—	0.2
Investments in subsidiaries	(162.1)	—	—	—	162.1	—
Acquisitions	—	(162.1)	—	—	—	(162.1)

Net Cash Used for Investing Activities	(162.1)	(179.7)	—	(3.4)	162.1	(183.1)

Cash Provided by (Used for) Financing Activities:
Repayments of long-term debt	(0.4)	(162.0)	—	—	—	(162.4)
Intercompany borrowings (payments)	—	2.0	—	(2.0)	—	—
Proceeds from stock option exercises and other	3.0	—	—	—	—	3.0
Excess tax benefits from share-based payments	0.4	—	—	—	—	0.4
Intercompany capital	—	162.1	—	—	(162.1)	—
Dividends paid	(21.6)	—	—	—	—	(21.6)

Net Cash (Used for) Provided by Financing Activities	(18.6)	2.1	—	(2.0)	(162.1)	(180.6)

Cash Flows from Discontinued Operations:

Net Cash Used for Operating Activities	(0.3)	—	—	—	—	(0.3)

Net Cash Used for Discontinued Operations	(0.3)	—	—	—	—	(0.3)

Effect of Exchange Rate Changes on Cash	—	(4.6)	—	(2.5)	—	(7.1)

Net Change in Cash and Cash Equivalents	(271.6)	0.6	—	(7.4)	—	(278.4)
Cash and Cash Equivalents at Beginning of Period	274.0	—	—	23.1	—	297.1

Cash and Cash Equivalents at End of Period	$2.4	$0.6	$—	$15.7	$—	$18.7

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended August 31, 2008
		Subsidiary	Subsidiary	Non-
	Parent	Issuer	Guarantor	Guarantors	Eliminations	Consolidated
Net Cash Provided by Operating Activities	247.6	29.4	—	3.0	(58.2)	221.8

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	0.2	(24.4)	—	(3.0)	—	(27.2)
Proceeds from sale of property, plant, and equipment	—	0.2	—	—	—	0.2
Investments in subsidiaries	(21.0)	(17.5)	—	—	38.5	—
Acquisitions	—	(3.5)	—	—	—	(3.5)

Net Cash Used for Investing Activities	(20.8)	(45.2)	—	(3.0)	38.5	(30.5)

Cash Provided by (Used for) Financing Activities:
Intercompany borrowings (payments)	—	(4.5)	—	4.5	—	—
Proceeds from stock option exercises and other	4.5	—	—	—	—	4.5
Repurchases of common stock	(155.6)	—	—	—	—	(155.6)
Excess tax benefits from share-based payments	5.0	—	—	—	—	5.0
Intercompany dividends	—	—	—	(58.2)	58.2	—
Intercompany capital	—	21.0	—	17.5	(38.5)	—
Dividend received from Zep	58.4	—	—	—	—	58.4
Dividends paid	(22.5)	—	—	—	—	(22.5)

Net Cash (Used for) Provided by Financing Activities	(110.2)	16.5	—	(36.2)	19.7	(110.2)

Cash Flows from Discontinued Operations:

Net Cash Provided by Operating Activities	4.2	—	—	—	—	4.2
Net Cash Used for Investing Activities	(0.4)	—	—	—	—	(0.4)
Net Cash Used for Financing Activities	(2.3)	—	—	—	—	(2.3)

Net Cash Provided by Discontinued Operations	1.5	—	—	—	—	1.5

Effect of Exchange Rate Changes on Cash	(21.2)	(0.7)	—	22.7	—	0.8

Net Change in Cash and Cash Equivalents	96.9	—	—	(13.5)	—	83.4
Cash and Cash Equivalents at Beginning of Period	177.1	—	—	36.6	—	213.7

Cash and Cash Equivalents at End of Period	$274.0	$—	$—	$23.1	$—	$297.1

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended August 31, 2007
		Subsidiary	Subsidiary	Non-
	Parent	Issuer	Guarantor	Guarantors	Eliminations	Consolidated
Net Cash Provided by Operating Activities	163.0	29.2	—	16.5	—	208.7

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	0.1	(30.3)	—	(1.3)	—	(31.5)
Proceeds from sale of property, plant, and equipment	—	1.5	—	0.1	—	1.6
Investments in subsidiaries	(43.5)	—	—	—	43.5	—
Acquisitions	—	(43.5)	—	—	—	(43.5)

Net Cash Used for Investing Activities	(43.4)	(72.3)	—	(1.2)	43.5	(73.4)

Cash Provided by (Used for) Financing Activities:
Proceeds from stock option exercises and other	26.5	—	—	—	—	26.5
Repurchases of common stock	(45.0)	—	—	—	—	(45.0)
Excess tax benefits from share-based payments	15.4	—	—	—	—	15.4
Intercompany capital	—	43.5	—	—	(43.5)	—
Dividends paid	(26.4)	—	—	—	—	(26.4)

Net Cash (Used for) Provided by Financing Activities	(29.5)	43.5	—	—	(43.5)	(29.5)

Cash Flows from Discontinued Operations:

Net Cash Provided by Operating Activities	31.4	—	—	—	—	31.4
Net Cash Used for Investing Activities	(5.1)	—	—	—	—	(5.1)
Net Cash Used for Financing Activities	(0.6)	—	—	—	—	(0.6)

Net Cash Provided by Discontinued Operations	25.7	—	—	—	—	25.7

Effect of Exchange Rate Changes on Cash	(0.6)	(0.4)	—	2.7	—	1.7

Net Change in Cash and Cash Equivalents	115.2	—	—	18.0	—	133.2
Cash and Cash Equivalents at Beginning of Period	61.9	—	—	18.6	—	80.5

Cash and Cash Equivalents at End of Period	$177.1	$—	$—	$36.6	$—	$213.7